UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. - )

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TETRA TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2015

To our stockholders:

Where and When. We will hold our 2015 Annual Meeting of Stockholders at our corporate headquarters, 24955 Interstate 45 North, The Woodlands, Texas on Tuesday, May 5, 2015, at 11:00 a.m. local time.

Record Date. Only stockholders of record at the close of business on March 6, 2015 will be entitled to notice of and to vote at the Annual Meeting.

Purpose of the Meeting. We have called the Annual Meeting for the following purposes:

1.	To elect eight directors to serve one-year terms ending at the 2016 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;

2.	To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To conduct an advisory vote on executive compensation.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the Annual Meeting or any adjournments.

You will find more information on our nominees for directors and the other purposes listed above in the attached proxy statement. You will find more instructions on how to vote starting on page 1 of the proxy statement.

Your vote is important! Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

Kimberly M. O'Brien
Corporate Secretary

March 24, 2015
The Woodlands, Texas

PROXY STATEMENT

TABLE OF CONTENTS

General Information
Internet and Electronic Availability of Proxy Materials	1
General Voting Instructions	1
Voting Rules	2

Proposals
Proposal No. 1: Election of Directors	5
Proposal No. 2: Appointment of Independent Registered Public Accounting Firm	9
Proposal No. 3: Advisory Vote to Approve Executive Compensation	9

Information About Us
Corporate Governance	11
Director Independence	11
Board Leadership, Structure, and Risk Oversight	12
Board Meetings and Committees	13
Certain Transactions	16
Equity Compensation Plan Information	17
Insider Stock Sales and Stock Ownership Guidelines	18
Audit Committee Report	19
Fees Paid to Principal Accounting Firm	20
Audit Committee Preapproval Policies and Procedures	20
Executive Officers	21
Compensation Discussion and Analysis	23
Compensation Committee Report	45
Compensation of Executive Officers	46
Grants of Plan Based Awards	47
Outstanding Equity Awards at Fiscal Year End	48
Option Exercises and Stock Vested	50
Nonqualified Deferred Compensation	51
Potential Payments upon Termination or Change in Control	51
Compensation Risk	54
Director Compensation	55
Beneficial Stock Ownership of Certain Stockholders and Management	56
Section 16(a) Beneficial Ownership Reporting Compliance	59
Proposals of Stockholders	59
Householding of Annual Meeting Materials	59
Additional Financial Information	60
Other Matters	60

This proxy statement, and the accompanying Notice of the 2015 Annual Meeting of Stockholders and proxy card are first being made available to our stockholders on or about March 24, 2015.

i

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Tuesday, May 5, 2015 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March 24, 2015. The Notice is not a form for voting, and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about March 24, 2015 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2014 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to May 1, 2015 will be voted. If you return your proxy card with no voting instructions marked, or if you do not return a proxy card or submit voting instructions via the internet or by telephone, your shares will be voted by the trustee as directed by our 401(k) Plan Administrator.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone, or by delivering a later dated proxy card by mail prior to May 1, 2015.

VOTING RULES

Stockholders Entitled to Vote – the Record Date. We fixed the close of business on March 6, 2015 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 79,649,946 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting to Elect Directors. When voting to elect directors, you have three options:

•	vote for all of the nominees;

•	vote for one or more of the nominees, but not all; or

•	withhold authority to vote for all of the nominees.

If a quorum is present at the Annual Meeting, the eight persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker nonvotes will not be considered in the vote totals and will have no effect on the vote. You may not cumulate your votes for any one of the nominees.

Voting on Other Matters. When voting on all other matters, you have three options:

•	vote FOR a given proposal;

•	vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting. For the purpose of determining whether a proposal other than the election of directors has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

With respect to the advisory vote to approve the compensation of executive officers, because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Compensation Committee of our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote.

With respect to the approval of auditors, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of each of the nominees for director;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	FOR approval of the compensation of executive officers.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers, and employees may solicit the return of proxies by mail, personal interview, telephone, or email. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PROPOSALS

PROPOSAL NO. 1: Election of Directors

Kenneth P. Mitchell, a current member of the Board of Directors, will retire from the board upon expiration of his term at the upcoming Annual Meeting, and therefore has not been nominated for reelection. Immediately following the Annual Meeting, the Board of Directors expects to set the size of the board at eight members.

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR” the election of the eight persons listed below who have been nominated to serve one-year terms as directors.

Each proxy solicited hereby will be so voted unless you specify otherwise in the proxy. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the Annual Meeting, the eight nominees receiving the greatest numbers of votes will be elected to serve as directors. Proxies cannot be voted for more than eight nominees for election to the Board of Directors.

The terms of office of each of the nine current directors will expire at the time of the Annual Meeting. Each of the eight nominees listed below has been recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors to serve a one-year term as a director. Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with Us	Director Since
Mark E. Baldwin	61	Director	2014
Thomas R. Bates, Jr.	65	Director	2011
Stuart M. Brightman	58	Director, President and Chief Executive Officer	2009
Paul D. Coombs	59	Director	1994
Ralph S. Cunningham	74	Director	1999
John F. Glick	62	Director	2014
William D. Sullivan	58	Director	2007
Kenneth E. White, Jr.	68	Director	2002

Biographical summaries of the nominees for director, including the experiences, qualifications, attributes, and skills of each director that have been considered by the Nominating and Corporate Governance Committee and the Board of Directors in determining that these nominees should serve as directors, are set forth below. See “Beneficial Stock Ownership of Certain Stockholders and Management” below for information regarding the number of shares of our common stock owned by each nominee.

Mark E. Baldwin has served as a member of our Board of Directors since January 2014 and as Chairman of our Audit Committee since May 2014. Mr. Baldwin served as the executive vice president and chief financial officer of Dresser-Rand Group, Inc., a public company subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), from August 2007 until his retirement in May 2013. Prior to joining Dresser-Rand, he served as the executive vice president, chief financial officer, and treasurer of Veritas DGC Inc., a public company subject to the reporting requirements of the Exchange Act, from August 2004 through February 2007, and operating partner at First Reserve Corporation from April 2003 through July 2004. Mr. Baldwin served as executive vice president and chief financial officer for NextiraOne from October 2001 through August 2002, and as chairman of the board and chief executive officer for Pentacon Inc. from 1997 through 2001. From 1980 through 1997, Mr. Baldwin served in a variety of finance and operations positions with Keystone International Inc., including treasurer, chief financial officer, and president of the Industrial Valves and Controls Group. Mr. Baldwin currently serves as a director and as a member of the audit committee of KBR, Inc., a public company subject to the requirements of the Exchange Act, and as a director of Nine Energy Service, a private company providing downhole completions services. He previously served as a director of Seahawk Drilling Inc. from August 2009 until February 2011. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Mr. Baldwin, through his experience in executive financial positions with public companies, brings significant knowledge of accounting, capital structures, finance and financial reporting, strategic planning, and forecasting. Mr. Baldwin has extensive knowledge of the energy industry and his financial management and operations experience provides a significant contribution to our Board of Director’s mix of backgrounds and skills.

Thomas R. Bates, Jr., Ph.D., has served as a member of our Board of Directors since November 2011. Dr. Bates has served as Chairman of our Compensation Committee since May 2014 and as a member of that committee since May 2012. Dr. Bates is a private investor and currently an adjunct professor in the Finance Department at Texas Christian University where he teaches in the MBA program at the Neeley School of Business. Dr. Bates joined Lime Rock Management LP, an energy-focused private equity firm, as a managing director in 2001 and became a senior advisor of the firm in 2010 before retiring in 2013. Dr. Bates had 25 years of experience in oil service management and operations before joining Lime Rock. He served from 1998 through 2000 as president of the Discovery Group of Baker Hughes and was responsible for the integration of Western Atlas into Baker Hughes. Earlier, he served as president and chief executive officer of Weatherford Enterra. Previously, Dr. Bates spent 15 years with Schlumberger in both domestic and international locations and was responsible for the Anadrill business unit when early MWD and LWD tools were commercialized. Dr. Bates began his career with Shell Oil Company, where he conducted drilling research. Dr. Bates has been a personal investor and/or a corporate investor in more than a dozen oil service technology startups. Dr. Bates also serves as chairman of the board of directors of Hercules Offshore, Inc. and Independence Contract Drilling, Inc., both of which are public companies subject to the reporting requirements of the Exchange Act. He also serves on the board of directors of Alacer Gold Corporation, a Canadian publicly traded company. Dr. Bates previously served on the boards of Natco Group, Inc. from 2003 through 2009, and T-3 Energy Services from 2007 until it was acquired in 2011. Dr. Bates is a graduate of the University of Michigan with a Ph.D. in Mechanical Engineering.

Dr. Bates has over forty years of experience in the international oil and gas services industry, both as a director and in management positions with operational responsibilities. Dr. Bates’ experience serving as a director of other public companies provides cross-board experience and perspective, and his management of a private equity firm provides valuable entrepreneurial insight.

Stuart M. Brightman has served as our President and Chief Executive Officer since May 2009, at which time Mr. Brightman was also elected as a director. He served as Executive Vice President and Chief Operating Officer from April 2005 through May 2009. Mr. Brightman also serves as chairman of the board of directors of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco LP ("CSI Compressco"), also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his Master of Business Administration degree from the Wharton School of Business.

Mr. Brightman has more than thirty years of experience in manufacturing and services businesses related to the oil and gas industry. He has experience in corporate finance and in the management of capital intensive operations. Mr. Brightman’s prior service as our Chief Operating Officer and his current position with us as President and Chief Executive Officer also provides our Board of Directors with an in-depth source of knowledge regarding our operations, our executive management team, and the effectiveness of our compensation programs.

Paul D. Coombs has served as a member of our Board of Directors since June 1994. Mr. Coombs has served as a member of our Nominating and Corporate Governance Committee since July 2012. Mr. Coombs currently serves as a director of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco, also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as our Executive Vice President - Oil & Gas, from 1987 to 1994 he served as Senior Vice President - Oil & Gas, and from 1985 to 1987, as General Manager - Oil & Gas. Mr. Coombs has served in numerous other positions with us since 1982. Mr. Coombs is presently a director and serves on the audit and corporate governance committees of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act.

Mr. Coombs has more than thirty years of experience with us, which, together with his entrepreneurial approach to management, provides the Board of Directors with insight into our capabilities and personnel. Mr. Coombs has substantial experience with the oil and gas services we provide and with oil and gas exploration and production operations in general.

Ralph S. Cunningham, Ph.D., has served as a member of our Board of Directors since 1999, and as Chairman of our Board of Directors since December 2006. Dr. Cunningham currently serves on our Audit Committee and he served on our Nominating and Corporate Governance Committee until May 2014. Dr. Cunningham has been employed by Enterprise Products Company or its predecessor since 2005. Dr. Cunningham is presently vice chairman of the board of directors of Enterprise Products Company, a private corporation that owns Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act. He also serves as a director of Cenovus Energy Inc., a Canadian publicly traded independent integrated oil company that was formerly named EnCana Corporation. From 1996 until May 2013, he served as a director of Agrium, Incorporated, a Canadian publicly traded company involved in the agricultural chemicals business, From August 2007 until November 2010, he served as a director and as president and chief executive officer of EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act. Dr. Cunningham also served as a director of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., from December 2009 until November 2010, as a director of Enterprise Products GP, LLC, from February 2006 to May 2010, and as a director of DEP Holdings, LLC from August 2007 to May 2010. Dr. Cunningham served as a director of Enterprise Products GP from 1998 until March 2005 and served as chairman and a director of TEPPCO GP from March 2005 until November 2005. He retired in 1997 from CITGO Petroleum Corporation, where he had served as president and chief executive officer since 1995. Dr. Cunningham served as vice chairman of Huntsman Corporation from April 1994 to April 1995; and from August 1990 to April 1994, he served as president of Texaco Chemical Company. Prior to joining Texaco Chemical Company, Dr. Cunningham held various executive positions with Clark Oil & Refining and Tenneco Inc. He began his career in Exxon’s refinery operations. Dr. Cunningham received his B.S. degree in Chemical Engineering from Auburn University and his M.S. and Ph.D. degrees in Chemical Engineering from Ohio State University.

Dr. Cunningham has extensive experience in the international oil and gas industry as well as the chemicals industry, both as a director and in management positions with various operational responsibilities. He has significant board experience, having served as a director of public companies for approximately nineteen years, which provides cross-board experience and perspective.

John F. Glick has served as a member of our Board of Directors since January 2014 and as a member of our Nominating and Corporate Governance Committee and our Compensation Committee since May 2014.

From August 2007 until his retirement in July 2013, Mr. Glick served as president and a director of Lufkin Industries, Inc., a public company subject to the reporting requirements of the Exchange Act. Additionally, he was elected chief executive officer of Lufkin in March 2008 and served in such capacity until his retirement in July 2013. During his tenure, Mr. Glick oversaw the growth of Lufkin and ultimately, the sale of the company to General Electric in July 2013. From September 1994 through August 2007, Mr. Glick served as the vice president and general manager of Lufkin’s Power Transmission Division. He previously served as vice president and general manager of Lufkin’s Oilfield Division from August 2007 through August 2008. Prior to joining Lufkin, from 1974 through 1994, Mr. Glick held several senior management level positions with Cameron Iron Works, Inc. Mr. Glick currently serves as a director and as a member of the audit, nomination, and remuneration committees of Hunting PLC, a public company traded on the London Stock Exchange. Mr. Glick also serves as the chairman of the board of directors of CHI St. Lukes Memorial Hospital System and as a director of CHI St. Lukes Hospital. Mr. Glick received a B.S. in Journalism from the University of Kansas and graduated from the Harvard Graduate School of Business Program for Management Development.

Mr. Glick brings extensive energy industry, management, and oversight experience, having served in executive management positions with various public energy services and manufacturing companies. Mr. Glick’s broad experience in manufacturing and servicing a variety of oilfield drilling and completion products, both domestically and internationally, provides valuable insight to the Board of Directors from an operational and strategic planning perspective.

William D. Sullivan has served as a member of our Board of Directors since August 2007. Mr. Sullivan currently serves as Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Mr. Sullivan also serves as a director of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco, also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. Mr. Sullivan is the non-executive chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company that is subject to the reporting requirements of the Exchange Act. Mr. Sullivan is also a director and serves on the audit, nominating and corporate governance and conflicts, and compensation committees of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin and Rocky Mountain areas. Mr. Sullivan is a director and serves on the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP, a publicly traded limited partnership focused on mid-stream gas gathering, processing, liquids fractionation, and transportation. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired since August 2005. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international level. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry.

Kenneth E. White, Jr. has served as a member of our Board of Directors since 2002. Mr. White serves on our Audit Committee and our Compensation Committee and served as Chairman of our Compensation Committee until May 2014. He served as president and chief operating officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment with Torch in 1989, Mr. White served as executive vice president and general manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch. From 1982 to 1989, Mr. White served in several positions related to Gulf Coast reservoir management and engineering with Tenneco Oil. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

Mr. White has substantial experience in the oil and gas industry, including with regard to the management, operation, and analysis of oil and gas reserves. In addition, Mr. White has significant experience in executive compensation matters.

The Board of Directors recommends that you vote “FOR” the election of each of the above named nominees.

PROPOSAL NO. 2: Appointment of Independent Registered Public Accounting Firm

Proposal 2 requests stockholder approval of the Board of Directors’ appointment of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending that meeting. Ernst & Young LLP have served as our independent auditors since 1981.

Our organizational documents do not require our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2015, but the Audit Committee may also elect to retain the firm.

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 3: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to cast an advisory vote on the compensation of our named executive officers. In May 2014, our stockholders overwhelmingly approved the compensation of our named executive officers as described in our 2014 proxy statement, with approximately 96.8% of stockholder votes cast in favor of our 2013 “say-on-pay” resolution (excluding abstentions and broker non-votes). With respect to the advisory vote on the frequency of conducting future advisory votes to approve executive compensation held in May 2011, more than 79% of our stockholders voted in favor of holding future advisory votes to approve executive compensation on an annual basis (excluding abstentions and broker non-votes). After considering this result, our Board of Directors determined that it would hold future advisory votes to approve executive compensation annually until the next stockholder vote on the frequency of holding future advisory votes on executive compensation. Consequently, our stockholders have an opportunity again this year to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives that are crucial to our long-term success while ensuring that a significant portion of the compensation opportunities available to them is tied to performance; thus aligning their interests with the interests of our stockholders. Following our 2014 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the strong support our stockholders expressed for our 2013 compensation policies and practices.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this proxy statement, and stockholders are encouraged to read these other sections.

•	Every member of our Compensation Committee is independent, as independence is defined in the listing standards of the NYSE (page 13).

•
Our Compensation Committee has established a thorough process for the review and approval of our compensation programs and practices and it has the authority to retain and direct compensation consultants or other advisors to assist in the discharge of its duties (page 13).

•	Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (page 18).

•	At the TETRA level, we employ a majority of our executive officers “at will” under employment agreements similar to those executed by all our employees (page 27).

•
Our insider trading policy prohibits transactions involving short sales, the buying and selling of puts, calls, or other derivative instruments, and certain forms of hedging or monetization transactions involving our securities (page 27).

•
Our Cash Incentive Compensation Plan, Amended and Restated 2007 Long Term Incentive Compensation Plan, and Second Amended and Restated 2011 Long Term Incentive Compensation Plan each includes a clawback provision that provides us with a mechanism to recover amounts awarded under such plans in certain circumstances (page 27).

•
Our Amended and Restated 2007 Long Term Incentive Compensation Plan and Second Amended and Restated 2011 Long Term Incentive Compensation Plan each require that a minimum of 90% of all awards granted as shares of restricted stock or stock options under the respective plan carry a vesting period of not less than three years.

•
On an annual basis, our Compensation Committee awards performance-based, long-term cash incentives to certain of our executive officers to supplement the long-term performance-based incentive and retention value provided by time-vesting equity awards.

•
We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. For fiscal year 2014, 58.2% of the total target compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of long-term, performance-based incentives, and an average 56.3% of the total target compensation awarded to other named executive officers consisted of long-term, performance-based incentives. For our Chief Executive Officer and other named executive officers, a component of such long-term, performance-based incentives is stock options and shares of restricted stock granted under the TETRA equity plans, or equity awards based on CSI Compressco’s common units granted under the CSI Compressco equity plan, both of which tie a significant portion of our executive officers' compensation directly to our stockholders’ returns. These long-term, performance-based awards weight total prospective target compensation awarded in 2014 to our named executive officers significantly toward long-term performance.

•
We believe that providing both short- and long-term incentive compensation awards also helps to reduce any risk to us or our stockholders that could arise from excessive focus on short-term performance (page 54).

Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 23), the compensation tables (beginning on page 46) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2015 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Compensation Committee of our Board of Directors. However, our Board of Directors values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this Proxy Statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

INFORMATION ABOUT US

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management, and that the interests of management and the Board of Directors align with the interests of our stockholders.

The following governance documents are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com and are also available upon written request addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380:

•	Corporate Governance Guidelines which govern the qualifications and conduct of the Board of Directors.

•	Audit Committee Charter.

•	Compensation Committee Charter.

•	Nominating and Corporate Governance Committee Charter.

•	Code of Business Conduct for directors, officers, and employees. The key principles of this code are honesty, loyalty, fairness, and forthrightness.

•
Code of Ethics for Senior Financial Officers. The key principles of this code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful public disclosures to our stockholders.

•	Stock Ownership Guidelines for Directors and Executive Officers, which are designed to align the interests of our executive officers and directors with the interests of our stockholders.

•
Policy and Procedures for Receipt and Treatment of Complaints Related to Accounting and Compliance Matters, which provides for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, auditing matters, or possible violations of laws, rules, or regulations applicable to us and the confidential, anonymous submission by our employees of concerns regarding those matters.

If any substantive amendments are made to the Code of Ethics for Senior Financial Officers, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either the Code of Business Conduct or the Code of Ethics for Senior Financial Officers is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website.

Director Retirement: Kenneth P. Mitchell

Mr. Mitchell, who is currently serving as a director, will be retiring from our Board of Directors as of the conclusion of the Annual Meeting and is therefore not standing for re-election. We thank Mr. Mitchell for his service, contributions, and leadership throughout his tenure as a director.

Director Independence

The NYSE listing standards require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors will determine independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as the board considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director has completed and delivered to us a questionnaire designed to solicit accurate and complete information that may be relevant in making such independence determinations. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed such questionnaires and such other information

considered relevant with respect to the existence of any relationships between a director and us.     The Board of Directors has affirmatively determined that the following directors are independent: Mark E. Baldwin, Thomas R. Bates, Jr., Paul D. Coombs, Ralph S. Cunningham, John F. Glick, Kenneth P. Mitchell, William D. Sullivan, and Kenneth E. White, Jr.

Dr. Cunningham is the vice chairman of the board of directors of Enterprise Products Company, a private corporation that owns Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., and Cenovus Energy Inc. (formerly EnCana Corporation), , and Mr. Sullivan is a director of SM Energy Company. Each of these entities or their affiliates is a customer of ours, although the revenues we receive from them are not considered to be material. In addition, Messrs. Sullivan and Coombs are directors of CSI Compressco GP Inc., the general partner of CSI Compressco, which are subsidiaries of ours. We have an ongoing business relationship with CSI Compressco. We have considered the foregoing and have concluded that these transactions and relationships did not automatically disqualify Messrs. Cunningham, Sullivan, and Coombs from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that none of Messrs. Cunningham, Sullivan, or Coombs has a material interest in these transactions, and that each of them is independent.

In addition, based upon such standards, the Board of Directors has determined that Mr. Brightman is not independent because of his ongoing employment with us.

Board Leadership, Structure, and Risk Oversight

As set forth in our Corporate Governance Guidelines, our Board of Directors is comprised of a majority of directors who qualify as independent directors in accordance with the listing standards of the NYSE. Since 1992 we have separated the positions of Chairman of the Board and Chief Executive Officer. In 2011, we made it a formal policy of our Board of Directors, as set forth in our Corporate Governance Guidelines, to require the separation of the positions of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our board and its ability to carry out its roles and responsibilities on behalf of our stockholders. In addition, we believe that the separation of the offices allows us to have a Chairman of the Board focused on the leadership of the board while allowing our Chief Executive Officer to focus his time and energy on managing our operations.

The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategies, and the performance of our competitors, reviewing and approving our annual budget, and reviewing and approving investments in and acquisitions and dispositions of assets and businesses.

It is our management’s responsibility to manage risk and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk. Our Chief Executive Officer brings members of management from various business or administrative areas into meetings of the Board of Directors from time to time to make presentations and to provide insight to the board, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, credit and liquidity risks, risks from operations, risks posed by significant litigation and regulatory matters, and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives, and other actions designed to mitigate various types of risk.

Our Audit Committee oversees risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and matters reported to the Audit Committee through our internal auditors, chief compliance officer, and through anonymous reporting procedures. The Audit Committee reviews with management, internal auditors, and our independent auditors the accounting policies, the system of internal control over financial reporting, and the quality and appropriateness of disclosure content in the financial statements or other external financial communications, and it also periodically reviews with our management and our independent auditors significant financial risk exposures and the processes we have implemented to monitor, control, and report such exposures. Our Audit Committee also performs oversight of our compliance program and monitors the results of our compliance efforts.

Our Nominating and Corporate Governance Committee oversees risk primarily associated with our ability to attract, motivate, and retain quality directors, and our corporate governance programs and practices and our compliance therewith. Additionally, the Nominating and Corporate Governance Committee oversees the performance evaluation of the Board of Directors and each of its committees.

Our Compensation Committee oversees risks primarily associated with our ability to attract, motivate, and retain quality talent, particularly executive talent, including risks associated with the design and implementation of our compensation programs and the disclosure of executive compensation philosophies, strategies, and activities.

Board Meetings and Committees

Meetings and Attendance. During 2014, the Board of Directors held fifteen meetings, including six regular and nine special meetings. During 2014, the standing committees of the Board of Directors consisted of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During 2014, the Audit Committee held five meetings, the Compensation Committee held nine meetings, and the Nominating and Corporate Governance Committee held eight meetings.

During 2014, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board and the meetings of each committee of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the annual meeting attended the Annual Meeting of Stockholders in 2014, other than Messrs. Delimitros and Hertel, who were retiring as of the conclusion of the annual meeting.

Audit Committee. The Board of Directors has an Audit Committee, which is currently composed of Mr. Baldwin, as Chairman, and Messrs. Cunningham, Mitchell, and White. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, and (iv) the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of their independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and as defined in the listing standards of the NYSE. Further, our board has determined that Mr. Baldwin, the current Audit Committee chairman, is an “audit committee financial expert” within the definition established by the SEC.

Compensation Committee. The Board of Directors has a Compensation Committee, which is currently composed of Dr. Bates, as Chairman, and Messrs. Glick, Sullivan, and White. In December 2014, the Compensation Committee’s name was changed from the Management and Compensation Committee. The functions performed by the Compensation Committee include reviewing and establishing overall management compensation, administering our equity compensation plans, and approving salary and bonus awards to our executive officers. In December 2014, oversight responsibility for the compensation structure of our non-employee directors was shifted from our Nominating and Corporate Governance Committee to our Compensation Committee. As a result of this change, our Compensation Committee is now responsible for reviewing the compensation of our non-employee directors and providing director compensation recommendations to the Board of Directors for approval. Our Board of Directors has determined that each member of the Compensation Committee is independent, as independence is defined in the listing standards of the NYSE. The Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

In February of 2015, our Board of Directors amended our equity compensation plans to include provisions that enable the Compensation Committee to delegate its authority to approve grants of awards under those plans to a committee of our Board of Directors that may consist of one director. Subsequent to these amendments, the Board of Directors established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member - Mr. Brightman. The Compensation Committee subsequently delegated authority to make certain awards under our equity compensation plans to the NEA Committee. These delegations of authority are limited to the granting of special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, as well as additional limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Compensation Committee.

Compensation decisions for our Chief Executive Officer are made by the Compensation Committee. The Compensation Committee is also responsible for approving the compensation of our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer for such other executive officers. As part of its role in reviewing and approving management compensation, the Compensation Committee administers our equity compensation plans and our cash incentive plan under which cash incentives may be awarded to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Compensation Committee base salaries, target cash incentive levels, actual cash incentive payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The Compensation Committee considers, discusses, and takes action on such proposals as it deems appropriate.

In addition, since our CSI Compressco subsidiary does not have its own compensation committee, our Compensation Committee is also responsible for the oversight of compensation programs that apply to a broad base of employees of CSI Compressco and for specific compensation decisions that relate to the President and other officers of CSI Compressco.

The Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. In October 2014, the Compensation Committee retained the services of Pearl Meyer & Partners (“PMP”), an independent provider of compensation consulting services, to review our compensation programs and practices and to assist in the review of compensation disclosures included in this proxy statement. PMP acted as independent advisor to the Compensation Committee and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee during 2014 were Mr. Bates, as Chairman, and Messrs. Glick, Sullivan, and White, none of whom is or was previously an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

Nominating and Corporate Governance Committee. The Board of Directors has a Nominating and Corporate Governance Committee, which is currently composed of Mr. Sullivan, as Chairman, and Messrs. Coombs, Glick, and Mitchell. The Nominating and Corporate Governance Committee investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board and reviews and makes recommendations to the board with regard to candidates for directors nominated by stockholders in accordance with our bylaws. The Nominating and Corporate Governance Committee will consider candidates for director who are properly nominated by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information, confirmation of the nominee’s consent to serve as a director, and all other information required by our bylaws for the nomination of director candidates. In December 2014, oversight responsibility for the compensation structure of our non-employee directors was shifted from our Nominating and Corporate Governance Committee to our Compensation Committee. This committee also investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards of the NYSE.

Board Self-Evaluation Process. Each Committee as well as the full Board performs an annual self-evaluation. Each respective body evaluates the execution of its responsibilities, structure and functioning, and information and resources. The results of the evaluations are discussed by each respective body as a scheduled meeting agenda item. The results of the committee self-evaluations, including any action items, are available to the full Board.

Succession Planning. The Compensation Committee, the CEO, and the Vice President of Human Resources evaluate, from time to time each year, executive development and succession planning to prepare the Company for future success. The succession planning process covers the CEO position, as well as all senior management positions. This review of executive talent determines readiness to take on additional leadership roles and identifies developmental opportunities needed to prepare our executives for greater responsibilities. The CEO makes a formal succession planning presentation to the Compensation Committee annually.

Director Tenure. The Board of Directors does not believe that non-management directors who retire or change the primary employment position they held when they became a member of the board should necessarily leave the board. However, promptly following such event, the director must notify the Nominating and Corporate Governance Committee, which will review the continued appropriateness of the affected director remaining on the board under such circumstances. The affected director is expected to resign if requested to by the Nominating and Corporate Governance Committee following such review. In addition, in connection with a director’s resignation or the recommendation of a new director nominee, the Nominating and Corporate Governance Committee will consider the issue of continuing director tenure of the remaining directors.

Executive Sessions of the Board of Directors. As set forth in our Corporate Governance Guidelines, our independent non-management directors meet in executive session at least four times per year. These executive sessions are presided over by Dr. Cunningham or, in his absence, another non-management director. The non-management directors presently consist of all current directors except Mr. Brightman.

Communications with Directors. Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Stockholder Nominations. The Nominating and Corporate Governance Committee will consider proposals for nominees for director from our stockholders. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available on our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2.	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3.	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;

4.
for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5.	for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The Nominating and Corporate Governance Committee selects each nominee for recommendation to the Board of Directors based on the nominee’s skills, achievements, and experience. As set forth in our Corporate Governance Guidelines, the following will be considered, among other things, in selecting candidates for the Board of Directors: (i) independence; (ii) knowledge, experience, and skill in areas critical to understanding us and our business; (iii) personal characteristics such as integrity and judgment; (iv) diversity; and (v) other commitments, including service on the boards of other companies.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders, or others. After an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination. The committee also has authority under its charter to retain a search firm to assist it in identifying directors for this purpose and provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board, our Corporate Governance Guidelines provide that when assessing candidates, we will consider diversity. The Nominating and Corporate Governance Committee does believe that board membership should reflect diversity in the broadest sense, and so when reviewing candidates for nomination to the Board of Directors, the committee considers each nominee’s skills, perspectives, experiences, personal characteristics, and diversity, taking into account our needs and the current composition of the board. We strive to maintain a reasonable diversity of background and experience among the members of the board, so that each member may contribute a unique viewpoint to the board’s deliberations. The Board of Directors’ final selection of qualified candidates is based on merit, giving consideration to the candidate’s knowledge, experience, skills in areas deemed critical to understanding our business, personal characteristics such as integrity and judgment, and diversity, including gender, ethnicity, and background, and the candidates commitments to boards of other companies.

Certain Transactions

Related Person Transaction Policy. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has adopted the TETRA Technologies, Inc. Policy and Procedures with respect to Related Person Transactions (the “Policy”), for the review and approval of related person transactions. The Policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect interest. The Policy generally requires that such transactions be approved in advance by the Nominating and Corporate Governance Committee. Under the Policy, the Nominating and Corporate Governance Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Nominating and Corporate Governance Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Transactions with Directors. The Board of Directors has determined that there are no material transactions involving a director that require disclosure.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

			Number of Securities
	Number of Securities		Remaining Available for Future
	to be Issued upon	Weighted Average	Issuance under Equity Comp.
	Exercise of	Exercise Price	Plans (Excluding Securities
Plan Category	Outstanding Options	of Outstanding Options	Shown in the First Column)

Equity compensation plans
approved by stockholders(1)
1990 Employee Incentive	0	$—	0
2006 Equity Incentive	208,444	$29.03	0
2007 Long Term Incentive(2)	1,684,675	$12.31	1,562,464
2011 Long Term Incentive(3)	1,892,397	$9.96	1,993,336
Total	3,785,516	$12.06	3,555,800

Equity compensation plans
not approved by stockholders(4)
1996 Nonexecutive Plan	91,835	$20.00	0
Brightman Plan	240,000	$9.08	0
Serrano Plan	79,051	$6.60	0
Total	410,886	$11.04	0

All Plans(5)
Total	4,196,402	$11.96	3,555,800

(1)
Consists of the 1990 Stock Option Plan, as amended, the Amended and Restated 2006 Equity Incentive Compensation Plan, the Amended and Restated 2007 Long Term Incentive Compensation Plan and the Second Amended and Restated 2011 Long Term Incentive Compensation Plan.

(2)
Under the Amended and Restated 2007 Long Term Incentive Compensation Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the Amended and Restated 2007 Long Term Incentive Compensation Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of 1.15 shares of common stock on the grant date.

(3)
Under the Second Amended and Restated 2011 Long Term Incentive Compensation Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the Second Amended and Restated 2011 Long Term Incentive Compensation Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of 1.38 shares of common stock on the grant date.

(4)
Consists of the 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”), the award granted to Mr. Brightman in connection with his initial employment, and the award granted to Mr. Serrano in connection with his initial employment. A description of each of these plans follows.

(5)
The table above does not include information as of December 31, 2014 regarding (i) 560,337 shares of restricted stock subject to awards outstanding under the Amended and Restated 2007 Long Term Incentive Compensation Plan and the Second Amended and Restated 2011 Long Term Incentive Compensation Plan; (ii) 15,633 shares of restricted stock outstanding under the award granted to Elijio V. Serrano on August 15, 2012, as an inducement to his initial employment; and (iii) 197,191 shares of restricted stock outstanding under the award granted to Joseph Elkhoury on June 16, 2014, as an inducement to his initial employment.

Non-Stockholder Approved Plans

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) was adopted effective July 25, 1996. As of December 31, 2014, options covering 91,835 shares were outstanding under the 1996 Nonexecutive Plan, and options under the 1996 Nonexecutive Plan covering 12,036 shares were exercised during the year ended December 31, 2014. No grants of awards were permitted to be made under the 1996 Nonexecutive Plan after May 2, 2006.

Brightman Plan

As an inducement to his employment, Mr. Brightman was awarded, effective April 20, 2005, an option to purchase 80,000 shares at an exercise price of $27.23 per share (as adjusted to reflect the effect of our 3-for-2 stock split effected on August 26, 2005, and our 2-for-1 stock split effected on May 22, 2006, this presently equates to 240,000 shares at an exercise price of $9.0767 per share), which grant is evidenced by a Nonqualified Stock Option Agreement dated April 20, 2005. As of December 31, 2014, options covering 240,000 shares were vested and outstanding under the award. The award will expire on April 20, 2015.

Serrano Plan

On August 1, 2012, Elijio V. Serrano was appointed by our Board of Directors to the positions of Senior Vice President and Chief Financial Officer. In connection with Mr. Serrano’s appointment, the Board of Directors authorized the grant to Mr. Serrano of an employment inducement award of 79,051 nonqualified stock options and 46,898 shares of restricted stock to be effective as of August 15, 2012. The exercise price of the nonqualified stock options is $6.60, which is equal to the closing price per share of our common stock on the New York Stock Exchange on August 15, 2012. Subject to Mr. Serrano’s continued employment and other terms and conditions set forth the in the Employee Equity Award Agreement between us and Mr. Serrano, the nonqualified stock options vested 33.3334% on the first anniversary date of the award, continue to vest an additional 2.7778% each month, and will become fully vested on the third anniversary date of the award. The award will expire on August 12, 2022. The restricted stock vested 33.3334% on the first anniversary date of the award, continues to vest an additional 16.6667% each six months, and will become fully vested on the third anniversary date of the award.

Insider Stock Sales and Stock Ownership Guidelines

We acknowledge that sales of common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in common stock may desire to diversify their investment portfolios over time and may be required to sell common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, from buying or selling puts, calls or other derivative instruments involving our common stock, and from engaging in certain forms of hedging or monetization transactions involving our common stock.

Our Board of Directors has adopted a policy with regard to stock ownership for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers have historically been required to hold shares of our common stock equal to a multiple, based upon position, of their base salary. In addition, the value of owned common units of CSI Compressco LP counts toward fulfillment of the ownership requirement. The policy establishes the following minimum ownership guidelines.

•
Our executive officers must own shares of our common stock and/or common units of CSI Compressco LP with a value equal to a multiple, based upon position, of their base salary. The multiples are as follows:

▪	Chief Executive Officer, three-times base salary;

▪	Chief Financial Officer, two-times base salary; and

▪	Senior Vice Presidents and Vice Presidents, one-time base salary.

•
Executive officers who held their current positions in February 2008 were required to be in compliance with the policy by May 3, 2013. All such executive officers, including Mr. Brightman our Chief Executive Officer, were in compliance on the required date. Executive officers appointed after February 2008 have five years following attainment of executive officer status to be in compliance. As of the date of this proxy statement, all covered officers are in compliance with the policy.

•
Our non-employee directors, including the Chairman of the Board of Directors, are required to hold shares of our common stock and/or common units of CSI Compressco LP having a value equal to five-times their annual cash retainer. Non-employee directors as of February 2008 were required to be in compliance with the policy by the date of our 2012 Annual Meeting. Non-employee directors elected after February 2008 have four years from the date of their election or appointment to be in compliance. As of the date of this proxy statement, all directors are in compliance with the policy.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for preparing our financial statements in accordance with generally accepted accounting principles, maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting. Our independent registered public accountants, Ernst & Young, LLP, or E&Y, are responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing their reports based on that audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2014 that are included in our Annual Report filed with the Securities and Exchange Commission with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is governed by a charter, which is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. The Audit Committee is comprised of four directors who are independent, as independence is defined in the listing standards for the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934. There were five meetings of the Audit Committee during the year ended December 31, 2014. The meetings of the Audit Committee are designed to facilitate and encourage communication among the committee, the Company, our internal audit function and E&Y. The Audit Committee discussed with the Company’s internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee reviewed with E&Y, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with US generally accepted accounting principles, E&Y’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by the applicable requirements of the PCAOB, including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with E&Y their independence from our management and the Company, including the matters contained in the letter from E&Y required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by E&Y with E&Y’s independence.

The Audit Committee also reviewed and discussed together with management and E&Y our audited consolidated financial statements for the year ended December 31, 2014, and the results of management’s assessment of the effectiveness of our internal control over financial reporting and E&Y’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed by the Company with the SEC.

Submitted by the Audit Committee of the Board of Directors,
Mark E. Baldwin, Chairman
Ralph S. Cunningham
Kenneth P. Mitchell
Kenneth E. White, Jr.

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

FEES PAID TO PRINCIPAL ACCOUNTING FIRM

The following table sets forth the aggregate fees for professional services rendered to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2014, and 2013, respectively:

	2014	2013

Audit fees(1)	$2,171,016	$1,758,213
Audit related fees(2)	75,750	50,300
Tax fees(3)	35,319	35,260
Total fees(4)	$2,282,085	$1,843,773

(1)
The amount reported in 2013 includes $150,000 in audit fees that were billed by the auditor following filing of the Company's 2014 proxy statement and consequently, the $150,000 was not reported in such filing.

(2)	Consists primarily of fees for an employee benefit plan audit in 2014 and 2013.

(3)	Consists of fees for international tax compliance review in 2014 and 2013.

(4)
Ernst & Young LLP also served as the auditor of CSI Compressco. The above table does not include the following fees related to the CSI Compressco audit: $2,022,600 in audit fees, $16,570 in audit related fees, and $85,000 in tax fees during 2013; and $375,000 in audit fees and $80,000 in tax fees during 2013.

The Audit Committee preapproved 100% of these fees. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a pre-approval policy with respect to the services which may be performed by our independent registered public accounting firm (the “Audit Firm”). This policy provides that all audit and non-audit services to be performed by the Audit Firm must be specifically pre-approved on a case-by-case basis by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions made by the member to the entire Audit Committee at or before its next scheduled meeting. As of the date hereof, the Audit Committee has delegated this authority to the Chairman of the Audit Committee. Neither the Audit Committee, nor the person to whom pre-approval authority is delegated, may delegate to management their responsibilities to pre-approve services performed by the Audit Firm.

All requests or applications by the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by both the Audit Firm and the Chief Financial Officer and must include a description of the services being requested for pre-approval and a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence.

EXECUTIVE OFFICERS

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Stuart M. Brightman	58	President and Chief Executive Officer
Joseph Elkhoury	45	Senior Vice President and Chief Operating Officer
Elijio V. Serrano	57	Senior Vice President and Chief Financial Officer
Peter J. Pintar	56	Senior Vice President
Keith L. Schilling	42	Senior Vice President
Bass C. Wallace, Jr.	55	Senior Vice President and General Counsel
Timothy A. Knox	46	President - CSI Compressco GP Inc.
Ben C. Chambers	59	Vice President - Accounting and Controller
Joseph J. Meyer	52	Vice President - Finance and Treasurer
Elisabeth K. Evans	52	Vice President - Human Resources

(Information regarding the business experience of Mr. Brightman is set forth above under “Nominees for Director.”)

Joseph Elkhoury has served as our Senior Vice President and Chief Operating Officer since June, 2014. Prior to his employment by us, Mr. Elkhoury served within the Schlumberger Limited organization for twenty years, most recently as vice president and general manager of Schlumberger’s microseismic services since October 2012. Schlumberger Limited is a supplier of technology, integrated project management, and information solutions to oil and gas exploration and production industries worldwide. From December 2010 until September 2012, Mr. Elkhoury served as Schlumberger’s vice president of information solutions in North America, and from December 2009 until December 2010, vice president of production services. From 1994 until November 2009, Mr. Elkhoury held numerous other management positions with Schlumberger, serving in operating and administrative areas such as marketing and communications, global supply chain and procurement, area operations support, geomarket operations, training, and wireline engineering. Mr. Elkhoury received his B.E.E. degree in Electrical Engineering from the American University of Beirut in Lebanon.

Elijio V. Serrano has served as our Senior Vice President and Chief Financial Officer since August 2012. Mr. Serrano served as chief financial officer of UniversalPegasus International, a global project management, engineering and construction management company, from October 2009 through July 2012. Following his resignation from Paradigm BV in February 2009 and until his acceptance of the position with UniversalPegasus International in October 2009, Mr. Serrano was retired. From February 2006 through February 2009, Mr. Serrano served as chief financial officer and executive vice president of Paradigm BV (formerly, Paradigm Geophysical Ltd.), a provider of enterprise software solutions to the oil and gas industry. From October 1999 through February 2006, Mr. Serrano served as chief financial officer of EGL, Inc., a publicly-traded transportation and logistics company subject to the reporting requirements of the Securities Exchange Act of 1934. From 1982 through October 1999, Mr. Serrano was employed in various capacities by Schlumberger Ltd., including as vice president and general manager of the western hemisphere operations of Schlumberger’s Geco-Prakla seismic division (from 1997 to 1999), as group controller for the global operations of the Geco-Prakla seismic division (from 1996 to 1997), and from 1992 to 1996, as controller of various geographical units of the Geco-Prakla seismic division. Mr. Serrano currently serves as a director and as a member of the audit and corporate governance and nominating committees of Tesco Corporation, a public company subject to the reporting requirements of the Exchange Act. Mr. Serrano received his B.B.A. degree in Accounting and Finance from the University of Texas at El Paso. Mr. Serrano was a certified public accountant in the State of Texas from 1986 until March 2002, at which time his license became inactive.

Peter J. Pintar has served as Senior Vice President with responsibility for our Offshore Services Division since January 2015. Mr. Pintar served as our Senior Vice President, Corporate Strategy and Development from November 2011 until January 2015. From September 2010 through November 2011, Mr. Pintar was self-employed. Mr. Pintar previously served as vice president corporate strategy and development with Smith International, Inc. from August 2005 through September 2010. Prior to its merger with Schlumberger in August 2010, Smith International, Inc. was a public company subject to the reporting requirements of the Exchange Act that was a leading global supplier of products and services to the oil and gas industry. Mr. Pintar held various positions with DTE Energy Company, including director, corporate development, managing director, venture capital investments, and director, investor relations from October 1997 through August 2005. From November 1990 through September 1997, Mr. Pintar was a management consultant with McKinsey & Company, where he assisted U.S. and international corporations in strategic planning and business development. Mr. Pintar received his B.A. degree in Economics from the University of Wisconsin, his M.A. degree in International Relations from The Johns Hopkins University and his M.B.A. degree in Finance from The Wharton School.

Keith L. Schilling has served as a Senior Vice President since December 2014. Prior to his employment by TETRA, Mr. Schilling served within the Schlumberger Limited organization for nineteen years, most recently as vice president artificial lift, North America, since February 2014. From February 2012 until February 2014, Mr. Schilling served as the global personnel manager for Schlumberger’s artificial lift business and from June 2010 until February 2012, as vice president of Schlumberger’s offshore North America wireline business. From 1995 until June 2010, Mr. Schilling held numerous other management positions with Schlumberger, primarily in operations and engineering functions. Mr. Schilling received his B.S. degree in Chemical Engineering from Texas A&M University and his M.B.A. degree from Rotterdam University.

Bass C. Wallace, Jr. has served as our General Counsel since 1994, as our Corporate Secretary from 1996 until May 2013, and as a Senior Vice President since May 2011. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Timothy A. Knox has served as President and a director of our subsidiary, CSI Compressco GP Inc. since August 2014. Mr. Knox served as president and chief operating officer of Compressor Systems, Inc. (CSI) from September 2010 until it was acquired by CSI Compressco LP in August 2014. He served as senior vice president of CSI from August 2009 to September 2010 and as vice president - engineering and manufacturing of CSI from December 2004 to August 2009. Mr. Knox joined CSI as a regional account manager and a mid-continent business unit manager in 1996 and served in those roles until 2004. From 1991 to 1996, Mr. Knox served in multiple roles for Dresser-Rand Compression Services including; applications, project engineering, project management, and sales. Mr. Knox received his B.S. degree in Mechanical Engineering from the University of Oklahoma in 1990 and an M.B.A. from Oklahoma State University in 1999.

Ben C. Chambers has served as our Vice President - Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., ultimately serving as controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Joseph J. Meyer has served as our Vice President - Finance and Treasurer since February 2015.  He served as treasurer of JBT Corporation, a multi-national equipment and technology solutions provider to the food processing and air transportation industries, from July 2008 through May 2014.  From June 2001 until July 2008, Mr. Meyer served as director, treasury operations of FMC Technologies, Inc., a multi-national company within the oil and gas equipment and services industry, food processing equipment industry, and air transportation equipment industry, and from 1995 until 2001 served in various managerial roles within the treasury department of FMC Corporation.  From 1988 through 1994, Mr. Meyer held positions with increasing responsibility with several national banks.  Mr. Meyer received his B.S. degree in Finance from the University of Illinois at Urbana-Champaign and his MS in Management from Northwestern University.

Elisabeth K. Evans has served as our Vice President - Human Resources since January 2013. Ms. Evans served as senior vice president of human resources and corporate communications of Boardwalk Pipeline Partners, LP, a midstream master limited partnership that provides transportation, storage, gathering, and processing of natural gas and liquids, from February 2009 through September 2012. Following her departure from Boardwalk Pipeline Partners, LP and until her acceptance of the position with us in January 2013, Ms. Evans was engaged in independent consulting on human resources issues. From April 2003 through January 2009, Ms. Evans served as vice president of human resources and administrative services for AGL Resources Inc., and from 1999 through 2001, she served as a global human resources director for Accenture, Ltd. Ms. Evans was employed in various capacities by ARAMARK Corporation, including as human resources director, from 1994 through 1999. From 1988 through 1994, Ms. Evans served in human resources positions with BP. Ms. Evans received her B.A. and M.A. degrees in Economics from Indiana University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation philosophy and objectives and insight into the process by which our specific compensation practices are established and specific compensation decisions are made. Although the Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all of our compensation programs, many of which apply to a broad-base of our employees, much of the discussion within the CD&A focuses on the compensation of our Chief Executive Officer and the officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”).

Executive Summary

We are a leading geographically diversified oil and gas services company, focused on completion fluids and associated products and services, compression services and equipment, and water management, frac flowback, production well testing, offshore rig cooling, and selected offshore services including well plugging and abandonment, decommissioning and diving. We are in the process of winding down the operations of our Maritech segment, which now consist primarily of the well abandonment and decommissioning work required to complete Maritech’s remaining asset retirement obligations.

Our compensation practices for fiscal year 2014 were influenced by increasingly competitive conditions that were compounded by the decline in oil and natural gas prices that began in June 2014 and resulted in additional challenges for many of our businesses. Although consolidated revenue levels in 2014 reflected the growth of our Compression and Fluids businesses, our Offshore Services and Production Testing businesses experienced decreased demand and revenues throughout most of 2014 compared to the prior year. Our Compression business reported significantly increased revenues and gross profit as a result of the August 4, 2014 acquisition of Compressor Systems, Inc. ("CSI"), which, with a purchase price of $825 million, was the most significant acquisition in our history. Headquartered in Midland, Texas, CSI fabricates, sells, and maintains natural gas compressor packages and provides a full-range of compression services and equipment that cover compression needs throughout the entire natural gas production and transmission cycle. Our Fluids business also reported record revenues and gross profit, primarily through the growth of its water management services business and increased sales of calcium chloride and other manufactured products. Despite this growth, all of our businesses reflected varying degrees of reduced demand particularly toward the end of 2014, and this trend is expected to continue as oil and gas operators decrease their capital expenditure and operating plans for 2015 in response to dramatically reduced prices for crude oil and natural gas.

The following are some of the key factors to consider in evaluating our executive compensation program:

•
Compensation Linked to Long-Term Performance. We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. For fiscal year 2014, 58.2% of the total target compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of long-term, performance-based incentives, and an average 56.3% of the total target compensation awarded to our other NEOs consisted of long-term, performance-based incentives.

•
On an annual basis, the Committee awards performance-based, long-term cash incentives to members of Senior Management to supplement the long-term performance incentive and retention value provided by time-vesting equity awards. For fiscal year 2014, 26.0% of the total target compensation awarded to our CEO was a three-year, performance-based cash incentive award that may be paid in March of 2017 only to the extent that we achieve the specific performance objectives established by the Committee in May of 2014.

•
We continue to believe that tying a significant portion of our Senior Management’s compensation directly to our stockholders’ returns is an important aspect of our total compensation plan and for the fiscal year 2014, 32.2% of the total target compensation awarded to our CEO, Mr. Brightman, consisted of stock options and shares of restricted stock, and an average 49.4% of the target compensation awarded to our other NEOs consisted of stock options and shares of restricted stock granted under the TETRA equity plans, or equity awards based on CSI Compressco's common units granted under the CSI Compressco equity plan. The combination of long-term equity incentives and long-term cash incentives weights total prospective target compensation awarded to our NEOs in 2014 significantly toward long-term performance.

•
Competitiveness. In order to maintain our ability to attract and retain highly-skilled executives and managers, the Committee believes that the total compensation of our NEOs and other members of Senior Management should be competitive with the market in which we compete for talent. In order to assess the competitiveness of our compensation programs, the Committee reviews compensation offered by our peer group companies and broader oilfield services compensation data. The Committee generally seeks to target NEO compensation at the market median level. However, target levels of NEO pay are not based on strict adherence to the market median and may vary from median levels based on a number of factors including individual performance, internal equity, and general industry conditions.

Some of the challenges that we face in recruiting and retaining highly-skilled executives and senior management include:

•
Increased activity levels in the North American oil and gas industry in recent years have significantly intensified competition for talented executives with relevant knowledge and expertise. This competition for executive talent is not limited to our direct peers and competitors, but spans the entire energy industry, which includes companies both smaller and significantly larger than us.

•
The decline in the market price for our common stock has decreased the retention value of equity awards granted to our executives in recent years. Although many companies in the oilfield services industry have experienced similar market price declines, particularly during the second half of 2014, the reduced value of our executives' outstanding equity awards creates an opportunity for our peer group companies seeking to fill open positions.

In evaluating the competitiveness of our compensation programs, the Committee gives significant consideration to these challenges and from time-to-time may make adjustments to individual NEO and Senior Management compensation levels in order to protect our investment in their talent.

2014 Target Compensation. The following pie charts show the target allocation of the base salary and the annual and long-term performance incentive elements (both cash and equity) of our Chief Executive Officer’s and other NEOs’ compensation for fiscal year 2014:

* All Other Compensation includes the company paid portion of life, health, and disability insurance benefits, matching contributions under our 401(k) Retirement Plan, for certain of the NEOs, the value of distribution equivalent rights (DERs) settled in CSI Compressco LP common units in connection with the CSI Compressco phantom unit awards to which they relate, and for Messrs. Foster and Knox, a car allowance or the use of a company-owned vehicle.

2014 Actual Compensation. For fiscal year 2014, cash compensation paid to our Chief Executive Officer, Mr. Brightman, was $839,700, consisting of $618,807 in base salary, $160,273 as the earned portion of his annual award under the Cash Incentive Compensation Plan for 2014 performance, and $60,620 as the earned portion of his long-term cash incentive award granted in 2012 for the three-year performance period ended December 31, 2014. Mr. Brightman was awarded long-term equity incentive awards during 2014 consisting of stock options and restricted stock with an aggregate grant date fair value of $930,523. In addition, Mr. Brightman received $17,435 in other compensation during 2014. Mr. Brightman and certain of our other NEOs were also granted long-term cash incentive awards during 2014 that are not reflected in the Summary Compensation Table or in the following pie charts because amounts payable under those awards are determined at the end of a three-year performance period.

The following pie charts show the allocation of the elements of Mr. Brightman’s actual compensation and the allocation of the elements of our other NEOs’ average actual compensation for fiscal year 2014, as set forth in the Summary Compensation Table:

* All Other Compensation includes the company paid portion of life, health, and disability insurance benefits, matching contributions under our 401(k) Retirement Plan, for certain of the NEOs, the value of distribution equivalent rights (DERs) settled in CSI Compressco LP common units in connection with the CSI Compressco phantom unit awards to which they relate, and for Messrs. Foster and Knox, a car allowance or the use of a company-owned vehicle.
** Long-Term Incentives include, as applicable, the grant date fair value of TETRA and Compressco equity awards granted in 2014, and the earned portion of long-term cash incentive awards granted in 2012 for the three-year performance period ended December 31, 2014.

2014 Realized Compensation. Given the significant portion of our NEOs' total compensation that is comprised of long-term equity awards, we believe that it is important to consider our compensation programs within the context of our longer-term performance. Equity awards granted to our CEO and other NEOs are intended to align the interests of our executives with those of our stockholders by providing an incentive that rewards the executives over time for driving future increases in stockholder value. In particular, we view awards of stock options as performance-based compensation because such awards only have value to the extent that the market price for our stock appreciates after the date of grant.

To demonstrate the role that equity awards play in the total compensation provided to our CEO, Mr. Brightman, we have summarized below the components of Mr. Brightman's "realized compensation" in 2014 in contrast to the amounts presented in the Summary Compensation Table. The following table represents supplemental information and is not intended to be a substitute for the information provided in the Summary Compensation Table on page 46, which has been prepared in accordance with the SEC's disclosure rules. In the table below, we have described two measures of our CEO's compensation for 2014. Both measures include 2014 actual cash compensation, but differ in their treatment of the equity award component:

Measure of Compensation	Components Included
	Base Salary	Annual Cash Incentive	Long-term Cash Incentive	Stock Options	Restricted Stock
Summary Compensation Table: Total direct compensation	Actual 2014 Salary	Actual cash award earned for 2014 performance	Actual cash award earned in 2014 for 3-year performance	Grant date value of awards made during 2014	Grant date value of awards made during 2014
Realized compensation	Same	Same	Same	Value realized from option exercises during 2014	Value realized from stock vesting during 2014

CEO	Measures of 2014 Compensation
	Summary Compensation Table: Total direct compensation	Realized compensation	Realized Compensation as a Percentage of Summary Compensation Table: Total direct compensation
Stuart M. Brightman	$1,787,658	$1,324,851	74.1%

Alignment of Pay and Performance. The chart below demonstrates the alignment of our CEO's "net realizable pay" and total direct compensation as presented in the Summary Compensation Table with our total stockholder returns for the three-year period ended December 31, 2014. While similar to "realized compensation," "net realizable pay" is calculated differently than the "realized compensation" measure described above. "Net realizable pay" is the sum of annual cash compensation (including base salary and the earned portions of performance-based annual and long-term cash awards) and net realizable equity value (which includes value realized upon the exercise of stock options and vesting of restricted stock plus the change in the year-end intrinsic value of exercisable stock options). As illustrated by the chart below, CEO net realizable pay has been well-aligned with shareholder returns over the three-years ended December 31, 2014, due in large part to the significant portion of CEO pay that is comprised of equity awards.

Continuing Improvements in Compensation Practices. We have implemented and continue to maintain compensation practices that we believe contribute to good governance.

•
We have amended our Cash Incentive Compensation Plan under which performance-based annual and long-term cash bonuses may be awarded to NEOs and other Senior Managers to include a clawback provision that provides us with a mechanism to recover amounts awarded under the plan in certain circumstances.

•
Our Second Amended and Restated 2011 Long Term Incentive Compensation Plan (the "TETRA 2011 Plan") requires that a minimum of 90% of all awards granted under the TETRA 2011 Plan as shares of restricted stock carry a vesting period of not less than three years. In February of 2015, our Board of

Directors amended our TETRA 2011 Plan to require that a minimum of 90% of all awards granted under the TETRA 2011 Plan as stock options will also be subject to the minimum three-year vesting period.

•
Also in February of 2015, our Board of Directors amended our Amended and Restated 2007 Long Term Incentive Compensation Plan (the "2007 Plan") to include the three-year minimum vesting period for both restricted shares and stock options (subject to the same percentages as under the TETRA 2011 Plan), and to add the clawback/recoupment provision that has been an element of the TETRA 2011 Plan since its initial adoption in 2011.

•	Other than Messrs. Foster and Knox(1), we employ our NEOs and Senior Management “at will” under employment agreements similar to those executed by all our employees.

•	Our compensation consultant is retained directly by the Committee and does not provide any services to management.

•	Every member of the Committee is independent, as such term is defined in the listing standards of the NYSE.

•
Our insider trading policy prohibits transactions involving short sales, the buying or selling of puts, calls, or other derivative instruments, and transactions involving certain forms of hedging or monetization.

•
Our Board of Directors has adopted a policy regarding stock ownership guidelines that applies to our directors and executive officers. As of the date of this report, all directors and officers are in compliance with the policy.

•
Our Committee has adopted procedures for grants of awards under the TETRA and CSI Compressco equity plans that provide guidelines under which annual and other equity awards may be made to our eligible employees, non-employee directors, and consultants.

(1) Messrs. Foster and Knox entered into employment agreements with the general partner of CSI Compressco in connection with the acquisition of CSI in August 2014. See "Employment Agreements" for additional details.

In summary, our compensation philosophies and programs are subject to a thorough process that includes input and recommendations from management, the Committee, the Board of Directors, and our CEO, as well as review and approval by the Committee, the Board of Directors, and/or our CEO, as appropriate, the advice of an independent, third-party consultant engaged by the Committee from time to time, and guidelines concerning the granting of our equity awards.

Consideration of Prior Year’s Advisory Vote

In May 2014, our stockholders overwhelmingly approved the compensation of our named executive officers as described in our 2014 proxy statement, with approximately 97.0% of stockholder votes cast in favor of our 2014 “say-on-pay” resolution (excluding abstentions and broker non-votes). Following our 2014 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the strong support that our stockholders expressed for our 2014 executive compensation policies and practices. We made no significant changes to our compensation practices as a result of the 2014 say-on-pay vote.

Oversight of Executive Compensation Program

The Committee is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers and non-employee directors and advising our board on our compensation philosophy, programs, and objectives. The Committee oversees our compensation programs, which include components that are designed specifically for our NEOs, other members of our Senior Management, and a broad-base of our employees. The Committee is responsible for the review and approval of all compensation decisions relating to the CEO and with the review and oversight of all compensation decisions relating to Senior Management.

Consistent with the requirements of the NYSE, the Committee is composed entirely of independent, non-management members of our Board of Directors. With the exception of awards received under our 2007 Long Term Incentive Compensation Plan, no Committee member participates in any of our employee compensation programs. Each year, we review any and all relationships that each director has with us, and the Board of Directors subsequently reviews our findings. The Board of Directors has determined that none of the Committee members has a material business relationship with us.

The responsibilities of the Committee include the following:

•
establishing a compensation philosophy to support our overall business strategy and objectives and a compensation strategy designed to attract and retain executive talent, motivate executive officers to improve their performance and our financial performance, and otherwise implement the compensation philosophy;

•	annually reviewing and establishing annual and long-term performance goals and objectives for our Senior Management that are intended to implement our compensation philosophy and strategy;

•	annually evaluating the performance of our CEO and other NEOs against established performance goals and objectives;

•
annually reviewing and approving the compensation of the CEO and other NEOs, including annual salary, performance-based cash incentive awards, and other cash incentive opportunities including long-term incentive opportunities against each NEO's individual performance evaluation, and any other matter relating to the compensation of the CEO and other NEOs that the Committee considers appropriate;

•
reviewing at least annually all equity-based compensation plans and arrangements, including the amount of equity remaining available for issuance under those plans, and making recommendations to our Board of Directors regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Committee’s goals regarding long-term and equity-based compensation;

•
granting awards under or, when appropriate, recommending awards to the Board for its approval under our equity-based compensation plans, taking into consideration the results of the most recent "say-on-pay" vote;

•
reviewing at least annually all components of compensation paid or made available to the CEO and other NEOs, which may include salary, cash incentives (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits, to determine the appropriateness of each component in light of our compensation philosophy and strategy and the results of the most recent "say-on-pay" vote;

•	reviewing and approving all employment, severance, change of control, and other compensation agreements or arrangements to be entered into or otherwise established with our CEO and other NEOs;

•	reviewing and discussing with management our annual CD&A for inclusion in our annual proxy statement or Form 10-K;

•
reviewing at least annually the components of compensation paid or made available to our non-employee directors, including without limitation annual retainers, meeting fees, and equity compensation, and making recommendations to the Board for its approval;

•	producing an annual Committee report for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC;

•	reviewing with the CEO matters relating to management succession, including compensation related issues; and

•	evaluating whether any compensation consultant retained by the Committee has any conflict of interest in accordance with applicable regulatory requirements.

Overview of Compensation Philosophy and Objectives

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our guiding philosophy is to maintain an executive compensation program that will attract, retain, motivate, and reward highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

•	design competitive total compensation programs that enhance our ability to attract and retain knowledgeable and experienced Senior Management;

•	motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual performance objectives;

•	establish salary and annual cash incentive compensation levels that reflect competitive market practices in relevant markets and are generally within the median range for the relevant peer group;

•	provide equity incentive compensation and long-term cash incentive compensation opportunities that are consistent with our overall compensation philosophy;

•	provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance measures and objectives; and

•	ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and our stockholders’ interests.

Implementation and Management of Compensation Programs

Role of Committee. The Committee determines our overall compensation philosophy and sets the compensation of our CEO and other members of Senior Management. In making compensation decisions, the Committee considers all of the following factors:

•	our financial results and relative stockholder returns over the relevant period;

•	our strategic accomplishments;

•	compensation paid by companies in our peer group;

•	compensation data from available surveys of the oilfield services industry for executive officers with similar positions and with roles and responsibilities similar to our Senior Management;

•	market data and analysis and recommendations provided by any compensation consultant engaged by the Committee;

•	overall compensation paid to our CEO and members of Senior Management in previous years, including the value of equity-based compensation; and

•	the recommendations of our CEO with respect to specific compensation matters, including changes in compensation for our Senior Management.

The Committee has the authority to retain compensation consultants, outside counsel, or other advisors to assist the Committee in the discharge of its duties. In any given year, the Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality of any other relevant data that may be available. If a compensation consultant is engaged, the Chairman of the Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the Committee and/or the CEO and certain members of Senior Management. Through this communication with the Chairman of the Committee, the consultant reports to, and acts at the direction of, the Committee. Although our CEO and certain members of Senior Management may receive the consultant’s report and data, the Committee retains and exercises control and authority over the compensation consultant.

Role of Compensation Consultant. The Committee retained the services of Frost HR Consulting (formerly Stone Partners, Inc.), an independent human resources consulting firm, in September 2009. After that time, the Committee utilized Frost HR Consulting at various times to provide advice and guidance with respect to specific compensation policies, our implementation of certain compensation programs, the potential impact of evolving compensation trends and regulatory initiatives on our compensation programs, and for specific projects such as, in October 2010, an assessment of any discernible risks in our compensation programs, and in September 2012, an analysis of our 2012 compensation to assist the Committee in its consideration of our 2013 program, including appropriate peer comparisons. The Committee did not utilize the services of Frost HR Consulting or any other independent consulting firm during 2013 related to its review of our 2014 compensation program.

2014 Peer Group. In order to ensure the competitiveness of our compensation program, the Committee evaluates compensation paid by other companies in the oilfield services industry. In general, we endeavor to maintain a peer group of thirteen to fifteen companies; however, changes in the peer group we initially established in 2009 had reduced that peer group to twelve companies by 2013. In light of this reduction, in October 2013, the Committee requested that management undertake a reevaluation of the size and scope of our peer group, and recommend appropriate adjustments to the Committee.

To begin this process, management compiled financial and operational data on a group of thirty-four companies that included all of the remaining companies in our initial peer group, all of the companies included in the peer group constructed by Institutional Shareholder Services (ISS) for its analysis of our 2013 proxy statement, and several additional oil and gas service companies. Next, this expanded set was reduced to a group of fifteen companies based on the following criteria:

•	similarity of size, as measured by 2011 and 2012 consolidated revenues and market capitalization as of October, 2013 ; and

•	similarity of operations, including the products and services offered by each company, the markets they serve, and the geographic regions in which they operate.

In November 2013, management delivered its recommendations to the Committee. Following a review of these recommendations and discussions with our CEO and other members of Senior Management, the Committee adopted the following peer group to be used for the purpose of making appropriate peer comparisons for the Committee's evaluation of our 2013 compensation program and determination of changes to be made to Senior Management pay in 2014:

Tidewater Inc.	Parker Drilling Co.	Exterran Holdings, Inc.
Forum Energy Technologies, Inc.	Flotek Industries Inc.	Nuverra Environmental Solutions, Inc.
Pioneer Energy Services Corp.	Newpark Resources, Inc.	Helix Energy Solutions Group, Inc.
Basic Energy Services, Inc.	Hornbeck Offshore Services, Inc.	CARBO Ceramics Inc.
Key Energy Services, Inc.	Tesco Corp.	Cal Dive International Inc.

This peer group consists of fifteen companies, and includes seven companies carried over from our initial peer group. The following five companies included in our initial peer group were eliminated from the revised peer group: Core Laboratories N.V., RPC, Inc., Superior Energy Services, Inc., Oil States International, Inc., and Oceaneering International, Inc.

Role of CEO. Our CEO makes recommendations to the Committee with regard to salary adjustments and the annual and long-term incentives available to our Senior Management, excluding himself. Based upon his judgment and experience, taking into consideration available industry-based compensation surveys, peer group compensation data, and other data and analysis, including data provided by the Committee’s consultant, if one is retained for that year, our CEO annually reviews with the Committee specific compensation recommendations for Senior Management. In preparation for these reviews, management prepares an annual compensation report that presents current and historical annual base salaries, annual incentive targets, annual incentives earned, and the values of outstanding equity-based and other long-term compensation in a tally sheet format, to provide the Committee with a detailed picture of how the various components of total compensation paid or to be paid to each member of Senior Management, including our CEO, aggregate in the current year and over a multi-year period.

In its review of the annual compensation report and its consideration of whether changes in compensation recommended by the CEO are in line with our overall compensation philosophy, current competitive market conditions, and current economic conditions, the Committee considers the CEO’s evaluations of and recommendations for each member of Senior Management as well as its own evaluations of Senior Management and, if a compensation consultant is retained for that year, the report and analysis of the consultant. The Committee reviews the compensation report among themselves and with our CEO and approves any prospective changes in compensation for Senior Management other than our CEO. The Committee, in executive session, establishes the compensation for our CEO.

Timing of Compensation Decisions. Our CEO typically distributes the compensation report to the Committee prior to our December board and committee meetings. The Committee reviews the compensation report, information and recommendations provided by its compensation consultant, if any for that year, and such other information as it considers relevant, and typically approves prospective changes in base salary for Senior Management that may be implemented in the following year. Also at its December meeting, the Committee typically reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded based on current year performance. Based upon the completed audit of our full year financial results, the actual aggregate amount of annual cash incentive compensation to be paid is finalized and approved and the specific amounts to be paid to Senior Management are reviewed and approved by the Committee prior to payment, typically at a meeting held during the first quarter of the following year. Finally, at its December meeting, the Committee reviews our company-wide headcount and aggregate compensation expense.

Compensation Elements

We strongly believe that Senior Management should be compensated with a package that includes, at a minimum, the following three elements: salary, performance-based cash incentive compensation, and equity incentive compensation. A significant portion of the total prospective compensation paid to each member of Senior Management should be tied to measurable financial and operational objectives. These objectives, whether on a divisional or company-wide basis, may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above the levels targeted for such objectives. When performance objectives are not met, incentive award payments, if any, should be less than the levels targeted for such objectives. The Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of this balance, we provide each member of Senior Management with both annual and long-term incentives. Currently, short-term incentive opportunities for Senior Management are in the form of annual cash incentives that are based on both objective performance criteria and subjective criteria. For members of Senior Management within our Compression business, annual incentives also include performance phantom unit awards that may be earned at the end of an annual performance period based on the level of attainment of established performance objectives. Long-term incentives generally include equity awards that typically vest over multiple years and performance-based cash awards that vest at the end of a three-year period based on the level of attainment of established performance objectives. For members of Senior Management within our Compression business, long-term incentives include phantom unit awards that vest ratably over three years based on continued employment and performance phantom unit awards that may be earned at the end of a performance period based on the level of attainment of established performance objectives. While the mix of salary, annual cash incentives, and long-term incentives earned by Senior Management can vary from year-to-year depending on individual performance and on our overall performance, the Committee believes that long-term incentives, the potential future value of which is heavily contingent on our long-term success, should constitute a significant portion of total compensation in any one year.

Salary. The Committee reviews relevant survey data and information and analysis provided by its compensation consultant, if one is retained for that year, or by management, if no compensation consultant is engaged, to ensure that our salary program is competitive. We believe that a competitive salary program is an important factor in our ability to attract and retain Senior Management, and we generally compare base salaries paid to our Senior Management to the median base salaries reflected in the survey data. In this respect, the Committee uses the survey data and compensation offered by peer companies as a market check on the salaries and other elements of compensation it establishes. The Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit, and/or company-wide performance, expansion of duties and responsibilities, and changes in market salary levels. In considering salary adjustments, the Committee gives weight to the foregoing factors, with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance, and our CEO’s specific compensation recommendations (except with regard to his own salary). However, the Committee does not rely on formulas and considers all of the above factors when evaluating salary adjustments.

In April of 2013, in order to offset the impact of challenging market conditions in the U.S. oilfield services industry on our cash flows, our CEO implemented a 90-day deferral of annual base salary merit increases that would otherwise have been granted to a significant majority of our non-Senior Management employees. Following this decision, and with input from the Committee, our CEO implemented a similar 90-day deferral of his own annual base salary merit increase and base salary merit increases for Senior Management that otherwise would have been made effective on or shortly after January 1, 2014. In its December 2013 review of our Senior Management compensation, the Committee noted that our NEOs' 2013 base salaries were generally in-line with the 50th percentile of the averaged peer group and survey data reflected in the compensation report. With regard to members of Senior Management other than our CEO, the Committee also took into account our CEO’s evaluation of each individual’s performance during 2013. Having considered these factors, the Committee approved average increases in base salary of 4.2% for our CEO and Messrs. Serrano, Foster, and Pintar, subject to the 90-day deferral discussed above. The following table sets forth the 2014 base salaries, which were made effective on or about April 5, 2014, for certain of our NEOs:

Name	Title	Base Salary
Stuart M. Brightman	President & Chief Executive Officer	$625,000
Elijio V. Serrano	Sr. Vice President & Chief Financial Officer	$411,600
Ronald J. Foster	Sr. Vice President & Chief Marketing Officer, CSI Compressco LP	$297,440
Peter J. Pintar	Sr. Vice President	$370,240

On June 16, 2014, Joseph Elkhoury was hired by us and appointed to the positions of Senior Vice President and Chief Operating Officer by our Board of Directors. Mr. Elkhoury's annual base salary at the time of his hiring and through the remainder of 2014 was $450,000.

On August 4, 2014, in connection with our Compression business' acquisition of CSI, Timothy A. Knox was appointed President of the general partner of CSI Compressco LP, with an annual base salary of $400,000. Also on that date, Mr. Foster was appointed to the positions of Senior Vice President and Chief Marketing Officer of the general partner of CSI Compressco LP, and his annual base salary was increased to $325,000.

Guaranteed 2014 Cash Bonus. In connection with Mr. Elkhoury's hiring in June 2014, the Committee guaranteed payment of a cash bonus for Mr. Elkhoury in the amount of $183,500, to be paid in March 2015. Mr. Elkhoury also received a performance-based cash incentive for the 2014 performance period under our Cash Incentive Compensation Plan, described below.

Performance-Based Cash Incentives. The Committee has adopted a Cash Incentive Compensation Plan that provides both annual and long-term cash incentive opportunities to our NEOs and other Senior Management, key employees, and consultants. Under the Cash Incentive Compensation Plan, the Committee may award short-term and long-term incentive opportunities that are based on both objective and subjective criteria and are intended to encourage greater focus on our strategic business objectives, further our compensation philosophy, emphasize pay-for-performance, and provide competitive compensation opportunities.

Annual Performance-Based Cash Incentives. While the amount of each award paid to members of Senior Management under the Cash Incentive Compensation Plan is subject to the discretion of the Committee, the plan provides for annual cash award opportunities, calculated as a percentage of base salary, that are based on financial and non-financial performance measures. For each award opportunity, a threshold, target, and stretch performance objective is established for each applicable performance measure and the amount of the award payment that may be received is based on the level of achievement of such objectives, subject to the discretion of the Committee. In addition, recipients of annual incentive awards have the opportunity to participate in an additional cash award pool that may be established under the Cash Incentive Compensation Plan for achievement in excess of designated stretch performance objectives.

As part of its December 2013 review of Senior Management compensation, the Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded under our Cash Incentive Compensation Plan based on 2013 performance and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2014 plan year, the Committee did not specifically benchmark Cash Incentive Compensation Plan award opportunities relative to any survey or peer group data. The Committee elected not to change the percentages of base salary that determine the threshold, target, and stretch amounts of cash award opportunities available for the 2014 plan year from the percentages of base salary used in 2013.

The following table sets forth the 2014 annual incentive award opportunities established by the Committee at its December 2013 meeting, shown as a percentage of annual base salary for our CEO and certain of our NEOs under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Stuart M. Brightman	18%	90%	144%
Elijio V. Serrano	12%	60%	96%
Ronald J. Foster	9%	45%	72%
Peter J. Pintar	12%	60%	96%

In connection with Mr. Elkhoury's hiring in June 2014, the Committee established a target award opportunity for Mr. Elkhoury of 70% of his annual base salary beginning in 2015. For the 2014 performance period, the Committee established a target award opportunity for Mr. Elkhoury of $157,500, the payment of which would be determined based on the same performance measures applicable to awards earned by our other NEOs for 2014 performance.

Mr. Knox, who served as President and Chief Operating Officer of CSI until its acquisition by our Compression business in August of 2014, received cash incentives for the performance period of October 1, 2013 through September 31, 2014 (which corresponded to CSI's fiscal year prior to the acquisition), based on incentive plans put in place by CSI. Under the terms of the agreement under which CSI Compressco acquired CSI, Mr. Knox was paid by us the amounts to which he was entitled pursuant to such CSI incentive plans in December of 2014 and January of 2015. For the period of October 1, 2014 through December 31, 2014, Mr. Knox's cash incentive was based on a "bridge" plan, approved by our Committee, which is further described below in the section titled "Bonuses Awarded to Mr. Knox."

Under the Cash Incentive Compensation Plan, financial and non-financial performance measures may be based on performance criteria described in the plan or on such other measures as may be determined by the Committee. As part of our 2014 financial guidance, we announced a specific goal of generating at least $80 million of free cash flow, excluding the impact of Maritech's operations, in 2014. To encourage achievement of this goal, we sought to incentivize our employees to redouble their efforts to control administrative costs, company-wide. Accordingly, the Committee elected to designate consolidated free cash flow as a performance measure and general and administrative cost reduction as an individual performance goal applicable to all participants under the Cash Incentive Compensation Plan for the 2014 fiscal year. Other performance measures for 2014 annual incentive awards included: (i) consolidated diluted net income per common share excluding results attributable to Maritech; (ii) health, safety, and environmental metrics; (iii) divisional profit before taxes; (iv) profit before taxes for specified business and geographical units; (v) profit before taxes for our Compression business; (vi) our Compression business’ distributable cash flow; (vii) the net number of compressor packages placed into service by our Compression business; and (viii) personal objectives. Performance measures related to our Compression business were only applicable to employees of that business, including Mr. Foster.

The Committee assigned relative weightings to each applicable 2014 performance measure that vary based on each participant’s assigned responsibilities. For Messrs. Brightman, Serrano, Elkhoury, and Pintar, the Committee assigned weightings of: (i) 50% on consolidated diluted net income per common share excluding Maritech; (ii) 20% on consolidated free cash flow excluding Maritech; (iii) 10% on health, safety, and environmental metrics, and (iv) 20% on personal objectives. For these NEOs, and other members of Senior Management serving in corporate administrative functions, the general and administrative cost reduction individual performance goal comprised a minimum 25% of the weighted portion of each such participant's personal objectives.

For employees in our operating segments, including Mr. Foster, the Committee elected to decrease the weight of the health, safety, and environmental performance measure from 20% in 2013 to 15% in 2014, and increase the weight of the personal objectives performance measure to 15% in 2014 from 10% in 2013. The Committee implemented this change in order to bring the portion of our operational employees' annual bonus that is based on safety metrics into closer alignment with annual bonuses provided by peer group companies, as reflected in the peer group data included our December 2013 annual compensation report. The specific weightings assigned to Mr. Foster by the Committee for his 2014 annual incentive award were: (i) 15% on profit before taxes for our Compression business; (ii) 35% on our Compression business' distributable cash flow; (iii) 20% on the net number of compressor packages placed into service during 2014; (iv) 15% on health, safety, and environmental metrics applicable to our Compression business; and (v) 15% on his personal objectives. For Mr. Foster and other members of Senior Management in our operating segments, the general and administrative cost reduction individual performance goal comprised a minimum 25% of the weighted portion of personal objectives.

Under the Cash Incentive Compensation Plan, actual results must reach the threshold level of 70% of established target performance objectives for any payments to be earned. The following tables set forth the specific target performance objectives and the relative weight of each performance measure established by the Committee for the 2014 annual cash incentive awards to our CEO and other NEOs (excluding Mr. Knox):

	2014 Plan Year Performance Measures, Corporate Group
	Consolidated Diluted Net Income/Share Excluding Maritech	Consolidated Free Cash Flow	Health, Safety, & Environmental(1)	G&A Cost Reduction	Personal Objectives

Stuart M. Brightman
target objective	$0.90	$80.0 million		2% reduction
weight	50%	20%	10%	5%	15%

Elijio V. Serrano
target objective	$0.90	$80.0 million		2% reduction
weight	50%	20%	10%	5%	15%

Joseph Elkhoury
target objective	$0.90	$80.0 million		2% reduction
weight	50%	20%	10%	5%	15%

Peter J. Pintar
target objective	$0.90	$80.0 million		2% reduction
weight	50%	20%	10%	5%	15%

(1)	Health, safety, and environmental objectives for NEOs in the Corporate group represented, in most cases, a minimum 10% improvement versus prior year results.

	2014 Plan Year Performance Measures, Compression Business
	Profit Before Taxes	Distributable Cash Flow	Net Sets	Health, Safety, & Environmental(1)	G&A Cost Reduction	Personal Objectives

Ronald J. Foster
target objective	$26.2 million	$37.0 million	333 units		2% reduction
weight	15%	35%	20%	15%	3.75%	11.25%

(1)	Health, safety, and environmental objectives for Mr. Foster represented, in most cases, a minimum 10% improvement versus prior year results.

In its review of the above performance objectives compared to our actual results for the 2014 performance period, the Committee determined that, consistent with adjustments taken in prior years, certain unusual charges incurred during the course of the year should be excluded from consolidated diluted net income per common share excluding results attributable to Maritech, free cash flow, and profit before taxes and distributable cash flow for our Compression business. These excluded charges included: (i) severance costs associated with headcount reductions undertaken in administrative and operating areas in support of our company-wide cost control initiative; (ii) certain transaction costs associated with 2014 acquisitions, primarily the acquisition of CSI in August, 2014; and (iii) asset impairments. Having made such adjustments, the Committee determined that our adjusted consolidated diluted net income per share excluding results attributable to Maritech for the 2014 fiscal year did not reach the threshold level of performance. The Committee further determined that: (i) adjusted free cash flow was $56.0 million, or 70% of the target performance objective; (ii) adjusted profit before taxes for our legacy Compression business was $19.0 million, or 72.6% of the target performance objective; and (iii) adjusted distributable cash flow for our legacy Compression business was $35.3 million, or 95.5% of the target performance objective.

For the 2014 plan year, each of our operating segments and our eligible corporate personnel did earn some portion, or all, of the health, safety, and environmental award opportunity and the G&A cost reduction award opportunity.

In its consideration of the level of achievement of the personal objectives component of our NEOs’ 2014 performance measures, the Committee weighed each individual’s contribution to our annual performance and our longer-term strategic goals and other subjective factors. Although our consolidated financial performance as measured by diluted net income per share did not reach the target performance objective established by the Committee, the Committee determined that our success in generating free cash flow (taking into consideration the adjustments described above) despite challenging conditions, did merit payment of a portion of personal objective award opportunities. In addition, the Committee considered each of our NEO's individual contributions to the successful completion of the CSI acquisition, which represents a significant milestone in our long-term strategic objectives and is expected to materially improve our free cash flow in future years through increases in distributions received from, and the value of our ownership interest in, CSI Compressco LP.

The following tables set forth the percentage of each target performance objective deemed by the Committee to have been attained and the amounts earned by each NEO, other than Mr. Knox, for the applicable performance measures for the 2014 plan year:

	2014 Plan Year Performance Measures, Corporate Group
	Consolidated Diluted Net Income/Share Excluding Maritech	Consolidated Free Cash Flow	Health, Safety, & Environmental	G&A Cost Reduction	Personal Objectives	Total Earned Award

Stuart M. Brightman
% of objective attained	*	70.0%	132.5%	99.7%	100.0%
amount earned	$—	$22,500	$74,531	$21,167	$42,075	$160,273

Elijio V. Serrano
% of objective attained	*	70.0%	132.5%	99.7%	100.0%
amount earned	$—	$9,878	$32,722	$9,293	$18,472	$70,365

Joseph Elkhoury
% of objective attained	*	70.0%	132.5%	99.7%	100.0%
amount earned	$—	$6,300	$20,869	$5,927	$11,781	$44,877

Peter J. Pintar
% of objective attained	*	70.0%	132.5%	99.7%	100.0%
amount earned	$—	$8,886	$29,434	$8,359	$16,617	$63,296

*	Results were below the threshold level of performance and no amounts were earned.

	2014 Plan Year Performance Measures, Compression Business
	Profit Before Taxes	Distributable Cash Flow	Net Sets	Health, Safety, & Environmental	G&A Cost Reduction	Personal Objectives	Total Earned Award

Ronald J. Foster
% of objective attained	72.6%	95.5%	*	45.0%	85.5%	70.0%
amount earned	$5,927	$45,037	$—	$9,872	$3,357	$3,295	$67,488

*	Results were below the threshold level of performance and no amounts were earned.

Bonuses Awarded to Mr. Knox. Mr. Knox, who served as an executive officer of CSI until its acquisition by our Compression business in August of 2014 and currently serves as our executive officer, received cash incentives for the performance period of October 1, 2013 through September 31, 2014 (which corresponded to CSI's fiscal year prior to the acquisition) based on incentive plans put in place by CSI. Under the terms of the agreement under which CSI Compressco acquired CSI, amounts due to Mr. Knox pursuant to such CSI incentive plans were paid by us in December of 2014 and January of 2015.

For the period of October 1, 2014 through December 31, 2014, the cash incentive opportunity for Mr. Knox was based on a "bridge" plan approved by the Committee, under which his target award opportunity was equal to 60% of his annual base salary, prorated for the 3-month performance period. The performance measures by which such "bridge" plan award was determined were based on CSI's legacy operations for the fourth quarter of 2014 and included: (i) EBITDA, weighted 40%; (ii) revenues, weighted 20%; (iii) fleet HP utilization, weighted 20%; (iv) total reportable incident rate ("TRIR"), weighted 10%; and (v) vehicle incident rate, weighted 10%.

The following table sets forth the amount earned by Mr. Knox for each performance measure established by the Committee for the performance period of October 1, 2014 through December 31, 2014:

	Achievement of Fourth Quarter 2014 Performance Objectives
	EBITDA	Revenues	Fleet HP Utilization	TRIR	Vehicle Incident Rate	Total Earned Award

Timothy A. Knox
% of objective attained	101.2%	99.7%	102.1%	126.4%	*
amount earned	$25,440	$11,820	$24,000	$12,000	$—	$73,260

*	Results were below the threshold level of performance and no amounts were earned.

Long-Term Performance-Based Cash Incentives. Our long-term, performance-based cash incentive program works in conjunction with annual grants of long-term, equity-based awards to provide us with increased retention value and reward participants for both improved financial results and improved relative stock price performance. Messrs. Knox and Foster, whose long-term equity-based awards are granted under the CSI Compressco equity plan (as discussed below), do not typically receive long-term, performance-based cash awards. Mr. Elkhoury, who was hired by us in June 2014, did not receive a long-term, performance-based cash incentive award in 2014. In 2010 and 2011, grants of long-term incentive awards to our eligible NEOs and other Senior Management generally consisted of approximately 80% equity-based incentives and approximately 20% long-term, performance-based cash incentives under our Cash Incentive Compensation Plan. For awards granted in 2012, 2013, and 2014, consistent with our philosophy of providing a significant percentage of total compensation that is "at-risk," based on predetermined performance measures and objectives, the Committee elected to give increased weight to the performance-based cash incentive portion of the long-term awards granted to certain of our NEOs and other Senior Management. In 2012, the targeted performance-based cash incentive portion of such awards was increased to approximately 33% and in 2013, the targeted performance-based cash incentive portion of the awards was increased to approximately 40%, where it remained for awards granted during 2014. As a result of this change, a larger targeted portion of our NEOs long-term incentive compensation is directly tied to improved financial performance over three-year performance periods.

In May 2014, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to our NEOs (other than Messrs. Elkhoury, Knox, and Foster) under the Cash Incentive Compensation Plan for the performance period ending on December 31, 2016. The performance measures and the relative weight of each such performance measure for these long-term incentive awards, are:

•	total stockholder return relative to a peer group for the three-year period ending December 31, 2016, weighted 50%;

•	our three-year cumulative free cash flow for the period ending December 31, 2016, weighted 25%; and

•	our three-year average consolidated diluted earnings per share from continuing operations for the period ending December 31, 2016, weighted 25%.

For each performance measure, a threshold, target, stretch, and over achievement performance objective has been established by the Committee. The amount of the award that may be earned by a participant at the end of the three-year performance period will be based on our attainment of such performance objectives, subject to the discretion of the Committee.

In establishing the target amounts of the long-term, performance-based cash incentive opportunities, the Committee considered peer group compensation practices, but it did not specifically benchmark the value of the awards relative to any survey or peer group data. Although it did not rely on formulas, the Committee determined that the performance-based cash incentive awards granted in 2014 would comprise approximately 40% of the total value of long-term awards granted to certain NEOs during 2014. The following table sets forth the long-term cash incentive award opportunity that may be earned by Messrs. Brightman, Serrano, and Pintar under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2016:

	Threshold	Target	Stretch	Over Achievement
Stuart M. Brightman	$150,000	$750,000	$1,200,000	$1,500,000
Elijio V. Serrano	72,000	360,000	576,000	720,000
Peter J. Pintar	44,429	222,144	355,430	444,288

Payment of Long-Term Performance-Based Cash Incentives Granted in 2012. In May 2012, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to certain of our NEOs under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2014. The performance measures for these long-term incentive awards were total stockholder return relative to a peer group and our average return on net capital employed, each of which determined 50% of the long-term incentive award opportunity . For each performance measure, a threshold, target, stretch, and over achievement performance objective was established by the Committee.

For the January 1, 2012 through December 31, 2014 performance period, the target performance objective established by the Committee for the total stockholder return relative to a peer group performance measure was total stockholder returns at the 50th percentile of the peer group. For results below the 40th percentile of the peer group, no portion of the award would be earned. The target performance objective established by the Committee for the average return on net capital employed performance measure was 14%, and no portion of the award would be earned for results below 8.4%. Based on analysis of our actual results for the performance period ended December 31, 2014, the Committee has determined that our total stockholder return relative to the peer group did not meet the threshold level of performance required for payment under the awards. However, the Committee also determined that our average return on net capital employed for the three-year performance period was 8.8%, slightly above the required threshold level of performance. Accordingly, the Committee has approved payment of the following earned portions of the 2012 long-term, performance-based cash awards to the following officers who received such awards and who are included in our NEOs for 2014:

	Target Value of 2012 Long-Term Performance-Based Award	Amount Earned as of December 31, 2014
Stuart M. Brightman	$367,395	$60,620
Peter J. Pintar	116,690	19,254

Equity Incentive Awards. Equity incentives, predominantly awards of TETRA stock options and restricted stock, have historically comprised a significant portion of our Senior Management’s total compensation package. Following CSI Compressco's June 2011, initial public offering, Mr. Foster and other employees of CSI Compressco GP have received awards of restricted units, phantom units, and performance phantom units, all of which are based on CSI Compressco's publicly traded common units and are issued under the CSI Compressco equity plan. Following our acquisition of CSI in August 2014, Mr. Knox and other members of Senior Management hired in connection with the acquisition are also eligible to receive awards under the CSI Compressco equity plan.

Awards Granted under the TETRA Equity Plans. Our NEOs, other than Messrs. Knox and Foster, and members of Senior Management other than those who are employees of CSI Compressco GP, generally receive an annual equity award under the TETRA equity plans. The Committee seeks to strike a balance between achieving short-term annual results and ensuring strong long-term success through grants of awards of stock options and restricted stock, both of which are geared toward longer-term performance as they generally, though not always, vest ratably over a three-year period, and whose values are materially affected by stock price appreciation. We believe that tying a significant portion of our Senior Managements’ compensation directly to our stockholders’ returns is an important aspect of our total compensation plan.

Our Amended and Restated 2011 Long Term Incentive Compensation Plan (the "TETRA 2011 Plan") requires that a minimum of 90% of all awards granted under the TETRA 2011 Plan as shares of restricted stock carry a vesting period of not less than three years. In February of 2015, our Board of Directors amended our TETRA 2011 Plan to require that a minimum of 90% of all awards granted under the TETRA 2011 Plan as stock options will also be subject to the minimum three-year vesting period. The February 2015 amendments also included a provision that enables the Committee to delegate its authority to approve grants of awards under the TETRA 2011 Plan to a committee of our Board of Directors that may consist of one director. In February of 2015, our Board of Directors also amended our Amended and Restated 2007 Long Term Incentive Compensation Plan (the "TETRA 2007 Plan") to allow the same delegation. Subsequent to these amendments, our Board of Directors established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member: Mr. Brightman. The Committee subsequently delegated authority to the NEA Committee to make certain awards under the TETRA 2007 Plan and the TETRA 2011 Plan. These delegations of authority are limited to the granting of special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, as well as additional limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Committee.

In general, equity incentive awards have been granted on the same date to each member of Senior Management. In an effort to formalize this practice, the Committee adopted Procedures for Grants of Awards Under the TETRA Technologies, Inc. Equity Compensation Plans, as amended through February 2015 (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, the Committee determines the aggregate number of shares available for awards after consultation with our CEO. Our CEO then makes a recommendation to the Committee as to the number and type of awards for each member of Senior Management. The Committee considers such recommendations and, after considering such other factors and information as it deems appropriate, the committee makes any adjustments it feels appropriate. Prior to 2015, the Grant Procedures provided that the annual equity awards would have a grant date of May 20th.

In February of 2015, in order to simplify its grant procedures, the Committee amended the Grant Procedures to provide that, beginning in May of 2015, annual equity awards will be approved by the Committee at a meeting of the Committee held in conjunction with our Annual Meeting of Stockholders, which is generally held during the first week of May, and that the grant date for such awards will be the date of the Committee's meeting. Although this amendment to the Procedures is expected to result in the Committee approving the annual 2015 awards of stock options and restricted shares shortly prior to our public release of our first quarter 2015 operating results, the Committee believes that establishing this schedule several months in advance of the approval of such awards mitigates any risk associated with making such awards in that time period. The Committee plans to continue making awards in accordance with this revised timing in the future.

With respect to newly hired employees, the Grant Procedures, as amended in February 2015, provide that the NEA Committee may make such awards as necessary, as long as the award is not being granted to an employee who is, at the time of hiring, or who is expected, at that time, to become subject to Section 16 of the Exchange Act, and subject to other limitations that may be imposed by the Committee. The Grant Procedures, as amended, provide that the NEA Committee may refrain from or delay such awards to new hires if it is aware of any material non-public information concerning the Company.

While the Committee does consider peer group compensation practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to any survey or peer group data. Our Committee has observed that market price volatility resulting from changes in commodity prices, weather events in the Gulf of Mexico and elsewhere, and other industry-specific and broader, macro-economic cycles and trends create significant year-to-year variances in the value of our equity awards. As these variances are difficult to predict and may not impact all peer group companies on an equal basis, the accuracy and usefulness of peer group data in establishing specific equity award benchmarks is extremely limited. The Committee does, however, annually review peer group equity compensation practices in order to gain a general impression of the proportionate share of equity award value in the total compensation packages offered by peer group companies.

The Committee determined that 2014 long-term incentive awards to our Senior Management should consist of a mix of stock options, restricted stock, and, for certain NEOs and other members of Senior Management other than Messrs. Foster and Knox, long-term performance-based cash incentive awards. Although it did not rely on formulas, the Committee determined that the equity-based portion of the 2014 long-term incentive awards would be divided more-or-less equally between stock options and restricted stock and that, for NEOs and members of Senior Management also receiving long-term, performance-based cash incentive awards, the equity-based awards would comprise approximately 60% of the total value of long-term awards granted to them during 2014. The Committee approved awards of stock options and restricted stock to each of our NEOs (other than Messrs. Elkhoury, Knox, and Foster) on May 20, 2014. The stock options, granted with an exercise price equal to 100% of the market price on the effective grant date, together with the shares of restricted stock, vest ratably over a period of three years following the grant date.

On June 16, 2014, in connection with his hiring by us and his appointment by our Board of Directors to the positions of Senior Vice President and Chief Operating Officer, the Board of Directors approved a special, one-time inducement award of 232,302 shares of restricted stock to Mr. Elkhoury. On December 16, 2014, 35,111 of such shares vested. Unless Mr. Elkhoury terminates his employment with us or is terminated by us for cause, an additional 79,381 of such shares will vest on June 16, 2015, 44,602 of such shares will vest on June 16, 2016, 55,685 of such shares will vest on June 16, 2017, and the remaining 17,523 shares of restricted stock will vest on June 16, 2018.

The following table sets forth the number of shares of our common stock underlying stock options and shares of restricted stock awarded during 2014 under the TETRA equity plans to our NEOs, other than Messrs. Knox and Foster, who received equity awards under the Compressco Plan as discussed below, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

	Number of Shares Underlying Stock Options	Number of Shares of Restricted Stock	Aggregate Grant Date Fair Value of Equity Awards
Stuart M. Brightman	87,210	50,403	$930,524
Elijio V. Serrano	41,860	24,194	446,654
Joseph Elkhoury	0	232,302	2,720,256
Peter J. Pintar	25,829	14,930	275,617

Awards Granted under the CSI Compressco Plan. The Board of Directors of CSI Compressco GP has adopted the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan (the “Compressco Plan”). The purpose of the Compressco Plan is to promote our interests by enabling CSI Compressco to grant incentive compensation awards based on its common units to its employees, officers, consultants and directors. The Compressco Plan is also intended to enhance CSI Compressco's ability to attract and retain the services of individuals who are essential to its growth and profitability and to encourage those individuals to devote their best efforts to advancing CSI Compressco's business. The Compressco Plan seeks to achieve these purposes by providing for grants of restricted units, phantom units, unit awards, and other unit-based awards.

The Board of Directors of CSI Compressco GP has appointed the Committee to administer the Compressco Plan and grant awards under the plan as it relates to individuals who, with respect to the CSI Compressco, are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. The Board of Directors of CSI Compressco GP has retained the authority to grant awards to individuals who, with respect to CSI Compressco, are subject to Section 16 of the Exchange Act, including Messrs. Knox and Foster (“Section 16 Reporting Persons”), and to administer the Compressco Plan and awards thereunder as they relate to such Section 16 Reporting Persons.

CSI Compressco's Board and our Committee have each adopted the Procedures for Grants of Awards Under the Compressco Plan (the “Compressco Grant Procedures”) to assist in the administration of the Compressco Plan. Similar to TETRA's Grant Procedures, the Compressco Grant Procedures provide guidelines under which the Compressco Board and our Committee may make annual and other awards to Compressco's eligible employees, non-employee directors, and consultants. In February of 2015, CSI Compressco's Board and our Committee amended the Compressco Grant Procedures to provide that grants of annual awards would be made to eligible CSI Compressco employees and non-employee directors each year at the time of our Committee's meeting held in early May in conjunction with our Annual Meeting of Stockholders. Based on the Committee's determination of the aggregate number of awards that may be granted under the Compressco Plan in a given year, the Committee or CSI Compressco's Board, as applicable, will review and consider individual grants proposed by our CEO and make any adjustments they consider appropriate. The Committee will approve all final individual awards, except those awards proposed to be granted to Section 16 Reporting Persons, at the Committee's May meeting. The Committee will recommend to CSI Compressco's Board the approval of the proposed awards to Section 16 Reporting Persons, including Messrs. Knox and Foster. CSI Compressco's Board will review and consider the individual grants to Section 16 Reporting Persons recommended by the Committee, make any adjustments it considers appropriate, and approve all final individual awards to Section 16 Reporting Persons, including Messrs. Knox and Foster, at a meeting of CSI Compressco's Board or by a unanimous consent in lieu of a meeting. Awards to Section 16 Reporting Persons will have the same grant date as awards made by the Committee.

In February of 2015, in order to simplify its grant procedures, the CSI Compressco Board amended the Compressco Plan and the CSI Compressco Board and our Committee amended the Compressco Grant Procedures to enable our Committee to delegate to our CEO limited authority to approve special inducement, merit, and retention awards to individuals who are not, and are not expected to become, Section 16 Reporting Persons. Our CEO's authority under this delegation is subject to other limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Committee. The Compressco Grant Procedures, as amended, provide that the Committee, CSI Compressco's Board, and our CEO may refrain from making awards other than annual grants if the Committee, CSI Compressco's Board, or our CEO is aware of any material non-public information concerning CSI Compressco LP.

On May 27, 2013, following its review of the Committee's recommendations, CSI Compressco's Board approved an award of time-vested phantom units that will vest ratably over the three-year period following the date of grant to Mr. Foster. Each phantom unit award was granted in tandem with distribution equivalent rights (“DERs”) that entitle Mr. Foster to receive an additional number of units equal in value to any distributions paid on CSI Compressco's common units during the period the award is outstanding, times the number of units subject to the award. In addition, consistent with our philosophy of basing a significant portion of our Senior Management's compensation on performance, also on May 27, 2013, CSI Compressco's Board granted two separate awards of performance-based phantom units with tandem DERs to Mr. Foster. The first of the two performance-based awards (the "1-year performance phantom units") covered the performance period of January 1, 2014 through December 31, 2014, and under such award, up to 200% of the "Target" number of phantom units granted under the award would be earned based on Compressco Partners' actual distributable cash flow (“DCF”) per outstanding unit for the performance period relative to the following performance objectives established by CSI Compressco's Board:

DCF per Outstanding Unit for the Year Ending Dec. 31, 2014	Percentage of Phantom Units Earned
Less than $2.06	0%
$2.06	10%
$2.22	50%
$2.38 (Target)	100%
$2.54	150%
>$2.70 (Maximum)	200%

For DCF per outstanding unit results that fall between any of the performance objectives set forth above, straight line interpolation was used to determine the specific percentage of phantom units earned.

In March of 2015, CSI Compressco's Board determined that the percentage of 1-Year performance phantom units earned would be determined based on the results of CSI Compressco's "legacy" operations, excluding the impact of the August 2014 acquisition of CSI. Accordingly, CSI Compressco's Board determined that DCF per outstanding unit for the 2014 performance period was $2.28 and approved issuance of 68.8% of the 1-year performance phantom units awarded to Mr. Foster.

The second of the two performance-based awards granted by CSI Compressco's Board on May 27, 2013 (the "3-year performance phantom units"), covers the performance period of January 1, 2014 through December 31, 2016. Under such award, up to 200% of the "Target" number of phantom units granted may be earned based on 3-year cumulative DCF per outstanding unit for the period ending December 31, 2016, relative to performance objectives established by CSI Compressco's Board.

The following table sets forth the number of phantom units, 1-year performance phantom units, and 3-year performance phantom units (all of which include tandem DERs) awarded to Mr. Foster on May 27, 2014 and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

	Number of Phantom Units	Number of 1-year Performance Phantom Units	Number of 3-year Performance Phantom Units	Aggregate Grant Date Fair Value Of Unit Awards
Ronald J. Foster	6,584	2,324	6,584	$371,808

On August 5, 2014, in connection with the acquisition of CSI, CSI Compresso's Board approved awards of phantom units with tandem DERs to Messrs. Knox and Foster and other members of CSI Compressco's senior management. The awards of phantom units to Messrs. Knox and Foster cliff-vest on the third anniversary date of the award; provided, however, that 50% of each award may vest on an accelerated basis, on the second anniversary date of the award, if CSI Compressco's EBITDA for the year ending December 31, 2015 reaches a target performance objective established by CSI Compressco's Board. The following table sets forth the number of phantom units awarded to Messrs. Knox and Foster on August 5, 2014, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

	Number of Phantom Units	Aggregate Grant Date Fair Value Of Unit Awards
Ronald J. Foster	22,863	$500,014
Timothy A. Knox	32,008	700,015

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in a year with respect to the CEO and other NEOs, unless the compensation is performance-based compensation (as described in Section 162(m) and the restated regulations), as well as pursuant to a plan approved by the our stockholders. We have qualified certain equity compensation paid to Senior Management for deductibility under Section 162(m). We may from time to time pay compensation to our Senior Management that may not be deductible, including payments made under our Cash Incentive Compensation Plan, discretionary bonuses, and other types of compensation outside of our plans. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum dollar amount established under the Code. We make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of annual compensation the participant contributes to the 401(k) Plan. As of December 31, 2014, approximately 96% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were thirty-two participants in the program at December 31, 2014. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the deemed investment elections selected by the participant from among various hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

Perquisites

Perquisites (“perks”) are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Further, our NEOs do not receive compensation or reimbursements for hunting and fishing camp costs or home security expenses. During 2014, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes. Under the terms of his employment agreement as described below, Mr. Knox is entitled to the use of a vehicle provided by CSI Compressco or an auto allowance in lieu of such vehicle.

Severance Plan and Termination Payments

With the exception of the Change of Control Agreements and Employment Agreements described below, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments.

Employment Agreements

We have previously entered into employment agreements with Messrs. Brightman, Serrano, Elkhoury and Pintar that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

Employment agreements with Messrs. Knox and Foster. In connection with the acquisition of CSI, on July 31, 2014, CSI Compressco GP entered into an employment agreement with Mr. Knox (the “Knox Employment Agreement”), as President of CSI Compressco GP, which became effective upon the closing of the CSI acquisition on August 4, 2014. Pursuant to the Knox Employment Agreement, Mr. Knox will receive an annualized base salary of $400,000 and he will be eligible to receive a target annual cash incentive bonus equal to 60% of his base salary. Beginning in 2015, Mr. Knox will be eligible to participate in annual grants of equity-based compensation on a basis consistent with other officers of CSI Compressco GP. Mr. Knox will also be provided the use of a vehicle provided by CSI Compressco GP or an automobile allowance in lieu of such vehicle. In the event Mr. Knox’s employment is terminated by CSI Compressco GP without “Cause” or by Mr. Knox for “Good Reason” (as such terms are defined in the Knox Employment Agreement) within the initial three-year employment period, Mr. Knox shall be entitled to receive, subject to the satisfaction of certain conditions including the execution and non-revocation of a release agreement, severance benefits including the payment of his base salary and continuation of medical and dental insurance coverage for the remaining term of the initial employment period, the payment of any unpaid Annual Bonus (as defined in the Knox Employment Agreement) for the preceding calendar year, a pro-rata payment of any Annual Bonus earned for the year in which such termination occurs, and full acceleration of the phantom units granted to Mr. Knox on August 5, 2014 and described above. The Knox Employment Agreement also contains certain confidentiality, nonsolicitation, and noncompetition restrictions applicable to Mr. Knox for the periods specified therein.

On November 6, 2014, but effective as of August 4, 2014, the CSI Compressco GP entered into an employment agreement with Mr. Foster (the “Foster Employment Agreement”). Pursuant to the Foster Employment Agreement, Mr. Foster receives an annualized base salary of $325,000 and he is eligible to receive a target annual cash incentive bonus equal to 45% of his base salary. Mr. Foster is eligible to participate in annual grants of equity-based compensation on a basis consistent with other officers of CSI Compressco GP. In the event Mr. Foster’s employment is terminated by CSI Compressco GP without “Cause” or by Mr. Foster for “Good Reason” (as such terms are defined in the Foster Employment Agreement) within the initial three-year employment period, Mr. Foster shall be entitled to receive, subject to the satisfaction of certain conditions including the execution and non-revocation of a release agreement, severance benefits including the payment of his base salary and continuation of medical and dental insurance coverage for the remaining term of the initial employment period, the payment of any unpaid Annual Bonus (as defined in the Foster Employment Agreement) for the preceding calendar year, and a pro-rata payment of any Annual Bonus earned for the year in which such termination occurs. In addition, the vesting of phantom units awarded to Mr. Foster on August 5, 2014 and described above, will be fully accelerated. The Foster Employment Agreement also contains certain confidentiality, nonsolicitation, and noncompetition restrictions applicable to Mr. Foster for the periods specified therein.

Double Trigger Change of Control Agreements

We have entered into change of control agreements ("COC Agreements") with each of our NEOs and other members of our Senior Management. Each COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each NEO upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA. With respect to the COC Agreements with Messrs. Knox and Foster, such benefits may be paid upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of CSI Compressco or TETRA. A qualifying termination event under the COC Agreements includes termination of the NEO’s employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the NEO for Good Reason (as that term is defined in the COC Agreements). For an overview of the specific terms and conditions of the NEOs' COC Agreements, please read the section titled "Potential Payments upon a Change of Control or Termination" below.

Indemnification Agreements

Each of our current directors and NEOs has executed an indemnification agreement that provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his or her services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as an officer or director. In addition, Messrs. Brightman, Knox, Foster, and Sullivan, in their capacities as directors and/or executive officers of CSI Compressco LP, have executed indemnification agreements with CSI Compressco LP that are substantially similar to the indemnification agreements executed by each of them in connection with their services to us.

Stock Ownership Guidelines

Our Board of Directors has adopted a policy regarding stock ownership guidelines for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. In addition, ownership of the common units of CSI Compressco LP counts toward fulfillment of the ownership requirement. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer and Chief Operating Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary.

As of the date of this report, all officers and directors are in compliance with the policy.

Changes for Fiscal Year 2015

In December 2014, the Committee met to review and discuss our 2014 compensation programs and consider prospective changes to 2015 compensation for our Senior Management. To assist them in this process, in October 2014, the Committee retained the services of Pearl Meyer & Partners ("PMP"), an independent provider of compensation consulting services. Before engaging PMP, the Committee confirmed that PMP does not provide other services to us, has procedures in place to prevent conflicts of interest, and does not have a business or personal relationship with any of our executive officers or any member of the Committee. The Committee discussed these considerations and concluded that there were no conflicts of interest with us with respect to the compensation consulting services provided by PMP.

At its December 2014 meeting, the Committee reviewed and discussed a report provided by PMP that contained the results of a complete review of our compensation programs and related practices. PMP's report highlighted the following key observations:

•	with some variation by individual, the total direct compensation of our Senior Management is positioned at the 40th percentile overall of peer group and market data; and

•
the mix of short-term and long-term compensation available to Senior Management compares very favorably to the market with half of our compensation, on average, delivered in the form of long-term incentives.

Also at its December 2014 meeting, the Committee reviewed and discussed the information provided in our annual compensation report, as well as current market and broader economic conditions. Although it has been the Committee's historic practice to make certain determinations with regard to base salary adjustments and certain elements of short- and long-term incentive compensation that may be available to Senior Management starting at its December meeting and continuing through the first quarter of the subsequent year, given our expectation that oil and gas exploration activity levels will decrease in 2015 compared to 2014 due to the declines in oil and natural gas prices that have occurred since the summer of 2014, the Committee has elected to defer making any adjustments or changes to current levels of Senior Management compensation, other than the required establishment of performance measures and target performance objectives under our annual cash incentive awards, until the near-term oil and gas services industry's market outlook becomes more clear. In making this determination, the Compensation Committee acknowledged that the cyclical nature of the broader oil and gas industry will from time-to-time necessitate an increased level of flexibility with regard to the application of our compensation programs and the timing of specific compensation decisions.

Performance-Based Cash Incentives for Fiscal Year 2015. Under the terms of our Cash Incentive Compensation Plan, the Committee must approve performance measures and specific target performance objectives applicable to annual cash incentive awards for our Senior Management prior to March 31 of a given performance year. At a meeting of the Committee in early March of 2015, the Committee discussed the current uncertainty prevalent in the oil and gas services industry and the continuing need to provide incentives that are intended to drive superior performance even in challenging market conditions.

Recognizing that our continuing ability to generate cash flow would be a key performance metric during 2015, the Committee approved free cash flow as a 2015 performance measure for Messrs. Brightman, Serrano, Elkhoury, and Pintar, and distributable cash flow as a 2015 performance measure for Messrs. Knox and Foster. The Committee also approved a specific target performance objective for each such performance measure, as well as individual performance measures (including financial and non-financial measures) and associated performance objectives for each NEO. It is anticipated that the Committee will monitor our performance as we move through 2015 and make any adjustments that may be necessary in order to strike an appropriate balance between driving near-term performance and safe-guarding long-term shareholder value.

Equity Incentive Awards. In light of current market conditions, we have not yet made any determination as to equity awards that may be granted during 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met nine times during the year ended December 31, 2014. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Compensation Committee of the Board of Directors,
Thomas R. Bates, Jr., Chairman
John F. Glick
William D. Sullivan
Kenneth E. White, Jr.

This report of the Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation
The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), (iii) the former President of CSI Compressco GP, who served as an executive officer of TETRA until August 4, 2014, and (iv) each of our other three most highly compensated executive officers (each a “Named Executive Officer”), for the fiscal year ended December 31, 2014.
Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Comp.(3)	All Other Comp.(4)	Total
		($)	($)		($)	($)	($)	($)	($)

Stuart M. Brightman(5)	2014	$618,807	$—		$562,497	$368,026	$220,893	$17,435	$1,787,658
President & CEO	2013	602,000	—		558,054	541,777	162,059	17,190	1,881,080
	2012	568,000	8,458		312,654	317,059	241,542	16,976	1,464,689

Elijio V. Serrano	2014	$406,316	$—		$270,005	$176,649	$70,365	$17,284	$940,619
Sr. Vice President & CFO	2013	392,000	—		181,692	176,394	100,000	12,870	862,956
	2012	157,846	190,000	(6)	309,527	307,508	—	9,476	974,357

Joseph Elkhoury(7)	2014	$242,308	$183,500		$2,720,256	$—	$44,877	$5,219	$3,196,160
Sr. Vice President & COO

Ronald J. Foster	2014	$305,940	$—		$871,822	$—	$67,488	$66,497	$1,311,747
Sr. Vice President &	2013	286,000	3,513		350,033	—	71,605	30,451	741,602
CMO, Compressco	2012	275,000	—		175,293	—	146,273	18,208	614,774

Timothy A. Knox(8)	2014	$161,540	$159,076		$700,015	$—	$73,260	$8,805	$1,102,696
President - Compressco

Peter J. Pintar	2014	$366,406	$—		$166,619	$108,998	$82,550	$13,968	$738,541
Sr. Vice President	2013	356,000	—		137,505	133,500	77,332	10,234	714,571
	2012	342,000	3,043		99,303	100,701	96,957	10,217	652,221

(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.

(2)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2014, 2013, and 2012, in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note K - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015. Restricted stock awards granted to Messrs. Brightman, Serrano, and Pintar during 2014 under the TETRA equity plans are valued at $11.16 per share in accordance with FASB ASC Topic 718. The restricted stock award granted to Mr. Elkhoury during 2014 is valued at $11.71 per share in accordance with FASB ASC Topic 718. Phantom units and performance phantom units with tandem DERs granted to Mr. Foster on May 27, 2014 are valued at $24.00 per unit in accordance with FASB ASC Topic 718. The grant date fair value of performance phantom units granted to Mr. Foster on May 27, 2014 and included in Mr. Foster's total for 2014 is reported based on the probable outcome of the performance conditions on the grant date. The value of Mr. Foster's 2014 performance phantom units assuming achievement of the maximum performance level would be $427,584. Phantom units with tandem DERs granted to Messrs. Foster and Knox on August 5, 2014 are valued at $21.87 per unit in accordance with FASB ASC Topic 718.

(3)
The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2014 for Messrs. Brightman, Serrano. Elkhoury, Foster and Pintar reflect the actual amount of the annual cash incentive earned for the 2014 performance and paid in March of 2015 under our Cash Incentive Compensation Plan. Such amounts for Messrs. Brightman and Pintar in 2014 include the actual amount of the long-term performance-based cash incentive earned for the 3-year performance period ended December 31, 2014, and paid in March 2015 under our Cash Incentive Compensation Plan. For Mr. Knox, the amount shown for 2014 reflects the earned portion of his "bridge" incentive plan established for the fourth quarter of 2014.

(4)
The amounts reflected represent: (i) the employer paid portion of life, health, and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan; (ii) for Mr. Foster, the value of distribution equivalent rights settled in connection with the vesting of unit awards that relate to Compressco's common units, which was $50,900 in 2014; (iii) and for Messrs. Foster and Knox, a car allowance or the use of a company-owned vehicle.

(5)
Mr. Brightman elected to defer $55,693 of his 2014 salary and $66,371 of his 2014 non-equity incentive compensation plan award, $54,168 of his 2013 salary and $125,000 of his 2013 non-equity incentive compensation plan award, and $51,120 of his 2012 salary and $150,000 of his 2012 non-equity incentive compensation plan award, under the Executive Nonqualified Excess Plan.

(6)	Mr. Serrano was not eligible to receive a Cash Incentive Compensation Plan payment for 2012, but he did receive a discretionary bonus.

(7)
Mr. Elkhoury was first employed by us on June 16, 2014; the amount shown in the "Salary" column is the prorated portion of his 2014 base salary. The amount shown in the "Bonus" column is the $183,500 guaranteed bonus payable to Mr. Elkhoury in March 2015 in connection with his employment with us in 2014. Compensation data for Mr. Elkhoury prior to 2014 is not applicable.

(8)	Mr. Knox was first employed by us on August 4, 2014; the amount shown is the prorated portion of his 2014 base salary. Compensation data for Mr. Knox prior to 2014 is not applicable.

Grants of Plan Based Awards
The following table discloses the actual number of TETRA stock options and restricted stock awards and Compressco phantom unit and performance phantom unit awards granted during the fiscal year ended December 31, 2014 to each Named Executive Officer, including the grant date fair value of these awards, and the threshold, target, and maximum amounts of annual cash incentives, long-term non-equity (cash) incentives, and Compressco phantom units and performance phantom units granted to each Named Executive Officer.
Grants of Plan Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
Stuart M. Brightman	2/20/2014	$112,500	$562,500	$1,125,000
Stuart M. Brightman	5/20/2014	$150,000	$750,000	$1,500,000
Stuart M. Brightman	5/20/2014							50,403	87,210	$11.16	$930,524

Elijio V. Serrano	2/20/2014	$49,392	$246,960	$493,920
Elijio V. Serrano	5/20/2014	$72,000	$360,000	$720,000
Elijio V. Serrano	5/20/2014							24,194	41,860	$11.16	$446,654

Joseph Elkhoury	6/16/2014	$31,500	$157,500	$315,000
Joseph Elkhoury	6/16/2014							232,302			$2,720,256

Ronald J. Foster	2/20/2014	$29,250	$146,250	$292,500
Ronald J. Foster	5/27/2014							6,584			$158,016
Ronald J. Foster(6)	5/27/2014				232	2,324	4,648				$55,776
Ronald J. Foster(7)	5/27/2014				658	6,584	13,168				$158,016
Ronald J. Foster	8/5/2014							22,863			$500,014

Timothy A. Knox	8/5/2014							32,008			$700,015
Timothy A. Knox	11/3/2014	$30,000	$60,000	$120,000

Peter J. Pintar	2/20/2014	$44,429	$222,144	$444,288
Peter J. Pintar	5/20/2014	$44,429	$222,144	$444,288
Peter J. Pintar	5/20/2014							14,930	25,829	$11.16	$275,617

(1)
The non-equity incentive plan awards granted on February 20, 2014 and June 16, 2014 are the threshold, target, and maximum amounts of the annual cash incentive granted for 2014 performance under our Cash Incentive Compensation Plan. The actual amount of annual cash incentive earned for 2014 performance and paid in March 2015 was: Brightman $160,273; Serrano $70,365; Elkhoury $44,877; Foster, $67,488; and Pintar $63,296. The non-equity incentive plan award granted to Mr. Knox on August 5, 2014 is the threshold, target, and maximum amounts of the cash incentive award granted for the performance period of October 1, 2014 through December 31, 2014 under the "bridge" program approved by the Compensation Committee for certain former employees of CSI. The actual amount of cash incentive earned for such performance period and paid to Mr. Knox in March 2015 was $73,260. The non-equity incentive plan awards granted on May 20, 2014 are the threshold, target and over-achievement amounts of the long-term cash incentive granted for the January 1, 2014 through December 31, 2016 performance period that may be paid, to the extent earned and at the Compensation Committee’s discretion, in March 2017.

(2)
The equity incentive plan awards granted on May 27, 2014 are the threshold, target, and maximum numbers of CSI Compressco units that may be earned under the performance phantom unit awards granted to Mr. Foster under the Compressco equity plan. "Threshold" is the lowest possible payout (10% of the award) and "maximum" is the highest possible payout (200% of the award).

(3)
For NEOs other than Messrs. Knox and Foster, the amounts reported are the number of restricted shares of our common stock granted in 2014 under the TETRA Technologies, Inc. Second Amended and Restated 2011 Long Term Incentive Compensation Plan. For Messrs. Knox and Foster, the amounts reported are the number of phantom units granted under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan. Each phantom unit award was granted in tandem with distribution equivalent rights (“DERs”) that entitle the award holder to receive an additional number of units equal in value to any distributions paid by CSI Compressco during the period the award is outstanding times the number of units subject to the award.

(4)
The amounts reported are the number of shares of our common stock underlying stock options granted in 2014 under the TETRA Technologies, Inc. Second Amended and Restated 2011 Long Term Incentive Compensation Plan.

(5)
The FASB ASC Topic 718 value of the stock option awards granted on May 20, 2014 was $4.22 per option. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note K - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015. Restricted shares granted under the TETRA equity plans on May 20, 2014 are valued at $11.16 per share, in accordance with FASB ASC Topic 718. Phantom units and performance phantom units granted under the CSI Compressco equity plan on May 27, 2014 are valued at $24.00 per share, in accordance with FASB ASC Topic 718. Performance units are shown at target value, reflecting the probable outcome of the performance conditions on the grant date. The FASB Topic 718 value of the phantom unit awards granted on August 5, 2014 is $21.87 per unit.

(6)
Performance phantom units granted on May 27, 2014 may be earned under the CSI Compressco equity plan based on the level of achievement of the distributable cash flow per outstanding unit performance objective for the one-year performance period of January 1, 2014 through December 31, 2014 (the specific performance objective applicable to this award is described in “Compensation Discussion and Analysis - Equity Incentive Awards”). A 71.9% portion of the award is expected to be settled in March 2015 based on the estimated level of attainment of the performance objective for the one-year performance period. Each performance phantom unit award was granted in tandem with DERs that entitle Mr. Foster to receive an additional number of units equal in value to any distributions paid by CSI Compressco during the period the award is outstanding times the number of units subject to the award.

(7)
Performance phantom units granted on May 27, 2014 may be earned under the CSI Compressco equity plan based on the level of achievement of the distributable cash flow per outstanding unit performance objective for the three-year performance period ending on December 31, 2016. Each performance phantom unit award was granted in tandem with DERs that entitle Mr. Foster to receive an additional number of units equal in value to any distributions paid by CSI Compressco during the period the award is outstanding, times the number of units subject to the award.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding TETRA stock option awards classified as exercisable and unexercisable as of December 31, 2014 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards granted under the TETRA equity plans, and the number and value of unvested phantom unit awards and performance phantom unit awards granted under the CSI Compressco equity plan as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock or Unit Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested	Market Value of Shares of Stock or Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not Vested(3)
Name	Exercisable	Unexercisable
	(#)	(#)	($/Share)		(#)	($)	(#)	($)
Stuart M. Brightman	240,000	0	$9.0767	4/20/2015
Stuart M. Brightman	56,000	0	$29.995	5/8/2016
Stuart M. Brightman	77,000	0	$21.10	5/20/2018
Stuart M. Brightman	100,000	0	$3.78	2/12/2019
Stuart M. Brightman	52,150	0	$10.20	5/20/2020

	Option Awards					Stock or Unit Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price(1)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested		Market Value of Shares of Stock or Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not Vested(3)
Name	Exercisable	Unexercisable
	(#)	(#)		($/Share)		(#)		($)	(#)		($)
Stuart M. Brightman	54,873	0		$13.00	5/20/2021
Stuart M. Brightman	67,580	10,900	(4)	$6.81	5/20/2022
Stuart M. Brightman	48,057	42,998	(5)	$10.30	5/20/2023
Stuart M. Brightman	0	87,210	(6)	$11.16	5/20/2024
Stuart M. Brightman						7,652	(7)	$51,115
Stuart M. Brightman						27,090	(8)	$180,961
Stuart M. Brightman						50,403	(9)	$336,692
Elijio V. Serrano	61,484	17,567	(10)	$6.60	8/15/2022
Elijio V. Serrano	15,646	14,000	(5)	$10.30	5/20/2023
Elijio V. Serrano	0	41,860	(6)	$11.16	5/20/2024
Elijio V. Serrano						15,633	(11)	$104,428
Elijio V. Serrano						8,820	(8)	$58,918
Elijio V. Serrano						24,194	(9)	$161,616
Joseph Elkhoury						197,191	(12)	$1,317,236
Ronald J. Foster	4,000	0		$23.055	4/12/2016
Ronald J. Foster	4,000	0		$28.075	5/12/2016
Ronald J. Foster	8,000	0		$21.10	5/20/2018
Ronald J. Foster	31,500	0		$4.17	4/9/2019
Ronald J. Foster	14,500	0		$10.20	5/20/2020
Ronald J. Foster						2,641	(13)	$34,676
Ronald J. Foster						4,932	(14)	$64,757
Ronald J. Foster						6,584	(15)	$86,448
Ronald J. Foster						22,863	(16)	$300,191
Ronald J. Foster									7,397	(17)	$97,123
Ronald J. Foster									6,584	(18)	$86,448
Timothy A. Knox						32,008	(16)	$420,265
Peter J. Pintar	21,464	3,462	(4)	$6.81	5/20/2022
Peter J. Pintar	11,841	10,596	(5)	$10.30	5/20/2023
Peter J. Pintar	0	25,829	(6)	$11.16	5/20/2024
Peter J. Pintar						2,431	(7)	$16,239
Peter J. Pintar						6,675	(8)	$44,589
Peter J. Pintar						14,930	(9)	$99,732

(1)	Under the terms of the TETRA equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant.

(2)
Market value of awards granted under the TETRA equity plan's is determined by multiplying the number of shares of stock that have not vested by $6.68, the closing price of our common stock on December 31, 2014. Market value of awards granted under the CSI Compressco equity plan is determined by multiplying the number of units that have not vested by $13.13, the closing price of CSI Compressco's units on December 31, 2014.

(3)
The number of units earned under the Compressco performance phantom unit award will be determined based on the actual level of achievement of an established performance objective. The amounts shown in these columns assume achievement of the target performance objective. Market value is determined by multiplying the target number of unearned units that have not vested by $13.13, the closing price of Compressco's units on December 31, 2014.

(4)	The remaining unvested portion of the stock option award granted on May 20, 2012 will vest 2.7778% of the award each month until becoming fully vested on May 20, 2015.

(5)	The remaining unvested portion of the stock option award granted on May 20, 2013 will vest 2.7778% of the award each month until becoming fully vested on May 20, 2016.

(6)	One-third of the stock option award granted on May 20, 2014 will vest on May 20, 2015, after which 2.7778% of the award will vest each month until becoming fully vested on May 20, 2017.

(7)	The remaining unvested portion of the restricted stock award granted on May 20, 2012 will vest on May 20, 2015.

(8)	One-sixth portions of the remaining unvested restricted stock award granted on May 20, 2013 will vest on May 20, 2015, November 20, 2015 and May 20, 2016.

(9)
One-third of the restricted stock award granted on May 20, 2014 will vest on May 20, 2015, after which one-sixth portions of the award will vest once every six months until becoming fully vested on May 20, 2017.

(10)	The remaining unvested portion of the stock option award granted on August 15, 2012 will vest 2.7778% of the award each month until becoming fully vested on August 15, 2015.

(11)	One-sixth portions of the remaining unvested restricted stock award granted on August 15, 2012 will vest on February 15, 2015 and August 15, 2015.

(12)	Remaining portions of the restricted stock award granted on June 16, 2014 will vest on June 16 of 2015, 2016, and 2017, until becoming fully vested on June 16, 2018.

(13)	The remaining unvested portion of the phantom unit award granted on May 27, 2012 will vest on May 27, 2015.

(14)	One-third portions of the remaining unvested phantom unit award granted on May 27, 2013 will vest on May 27, 2015 and May 27, 2016.

(15)	One-third portions of the unvested phantom unit award granted on May 27, 2014 will vest on May 27, 2015, May 27, 2016, and May 27, 2017.
(16) The phantom unit award will cliff-vest on August 5, 2017, provided that 50% of the award may vest on August 5, 2016 if the established performance objective for 2015 financial results is achieved.

(17)
The performance phantom unit award for the performance period of January 1, 2013 through December 31, 2015 may be settled pursuant to the terms of the award in March of 2016 if applicable performance objectives are met. The number of units shown is the target number of units that may be issued under the award.

(18) The performance phantom unit award for the performance period of January 1, 2014 through December 31, 2016 may be settled pursuant to the terms of the award in March of 2017 if applicable performance objectives are met. The number of units shown is the target number of units that may be issued under the award.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, under the TETRA equity plans, by each of our Named Executive Officers during the fiscal year ended December 31, 2014, and for Mr. Foster, restricted unit awards, phantom unit awards, and performance phantom unit awards under the Compressco equity plan that became vested or were settled during the fiscal year ended December 31, 2014.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Stuart M. Brightman	0	$—	47,882	$485,151
Elijio V. Serrano	0	$—	24,453	$266,646
Joseph Elkhoury	0	$—	35,111	$191,004
Ronald J. Foster(1)	8,334	$23,252	15,930	$337,829
Timothy A. Knox	0	$—	0	$—
Peter J. Pintar	0	$—	25,064	$247,378

(1)
For Mr. Foster, the number of shares acquired and value realized on stock award vesting consists solely of CSI Compressco units, and includes the number and value of CSI Compressco units issued pursuant to DERs settled in tandem with phantom unit awards.

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2014.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Stuart M. Brightman	$122,063	$—	$115,669	$—	$1,516,577
Elijio V. Serrano	—	—	—	—	—
Joseph Elkhoury	—	—	—	—	—
Ronald J. Foster	—	—	—	—	—
Timothy A. Knox	—	—	—	—	—
Peter J. Pintar	—	—	—	—	—

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

Potential Payments upon Termination or Change of Control

We have previously entered into employment agreements with Messrs. Brightman, Serrano, Elkhoury, and Pintar that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control payments.

Effective August 4, 2014, we entered into Employment Agreements with Messrs. Knox and Foster that provide certain severance benefits including the payment of each NEO's base salary and continuation of medical and dental insurance coverage for the remaining term of the applicable initial employment period, the payment of any unpaid Annual Bonus (as defined in the Employment Agreements) for the preceding calendar year, a pro-rata payment of any Annual Bonus earned for the year in which such termination occurs, and full acceleration of the phantom units granted on August 5, 2014, as described above.

In addition, we have entered into change of control agreements ("COC Agreements") with each of our Named Executive Officers and other members of our senior management. The COC Agreements have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each Named Executive Officer upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA. With respect to the COC Agreements with Messrs. Knox and Foster, such benefits may be paid upon a qualifying termination event that occurs in connection with or within two years following a

“change of control” of CSI Compressco or TETRA. A qualifying termination event under the COC Agreements includes termination of the Named Executive Officer's employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the Named Executive Officer for Good Reason (as that term is defined in the COC Agreements).

Under the COC Agreements, if a qualifying termination event occurs in connection with or within two years following a change of control, we have an obligation to pay to each Named Executive Officer the following cash severance amounts: (i)(A) an amount equal to the Named Executive Officer's earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to the Named Executive Officer had the Named Executive Officer remained employed by us, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) the Named Executive Officer's prorated target Annual Bonus for the current year, plus (C) an amount equal to the Named Executive Officer's target Long Term Bonus for each outstanding award; plus (ii) the product of 2.99, in the case of Mr. Brightman, or 2, in the case of the other Named Executive Officers, times the sum of the Named Executive Officer's Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to the Named Executive Officer due to an election of continuation of coverage that the Named Executive Officer would be required to pay if the Named Executive Officer elected to continue medical and dental benefits under our group health plan for the Named Executive Officer and the Named Executive Officer's eligible dependents without subsidy from us for a period of two years following the date of a qualifying termination of the Named Executive Officer's employment. The Agreement also provides for full acceleration of any outstanding stock options, restricted stock awards and other stock-based awards upon a qualifying termination of the Named Executive Officer's employment to the extent permitted under the applicable plan. All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by the Named Executive Officer of a release for our benefit. All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreements also contain certain confidentiality provisions and related restrictions applicable to the NEOs. In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), each Named Executive Officer agrees that for a period of two years following a termination of employment for any reason, such Named Executive Officer will not solicit our employees or otherwise engage in a competitive business with us as more specifically set forth in the COC Agreement. Such obligations are only applicable to the Named Executive Officer if he receives the severance benefits described above.

Under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan, the CSI Compressco Board of Directors, in its sole discretion, may accelerate the vesting of restricted units, phantom units, and performance phantom units held by plan participants upon termination of their employment. Similarly, under the TETRA Technologies, Inc. Amended and Restated 2011 Long Term Incentive Compensation Plan, the Compensation Committee of our Board of Directors may accelerate the vesting of stock options, restricted stock awards, and other equity-based awards held by plan participants at its sole discretion. Under the terms of our Restricted Stock Award Agreement dated June 16, 2014 with Mr. Elkhoury, the vesting of restricted shares will continue if Mr. Elkhoury is terminated by us without cause. The Board of Directors, at its sole discretion, may accelerate vesting of the restricted shares upon Mr. Elkhoury's termination by us without cause or his termination as a result of death or disability. For purposes of the table below, we have assumed that all outstanding CSI Compressco unit awards, TETRA equity awards, and the restricted shares granted to Mr. Elkhoury would be accelerated if the Named Executive Officer's employment was terminated due to the death, disability, or retirement of such officer.

The following table quantifies the potential payments to Named Executive Officers who were employed by us as of December 31, 2014, under the contracts, agreements or plans discussed above in various scenarios involving a change of control or termination of employment, assuming a December 31, 2014 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2014, and any benefits they would otherwise be entitled to under our 401(k) Plan and Executive Nonqualified Excess Plan.

Name	Cash Severance Payment(1)	Bonus Payment(2)	Accelerated Exercisability of Unvested Options(3)	Accelerated Vesting of Shares or Units(4)	Continuation of Health Benefits	Total
Stuart M. Brightman
Death/disability	$—	$—	$—	$568,769	$—	$568,769
Retirement	—	—	—	568,769	—	568,769
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	3,550,625	1,693,293	—	568,769	37,476	5,850,163

Elijio V. Serrano
Death/disability	$—	$—	$1,405	$324,962	$—	$326,367
Retirement	—	—	1,405	324,962	—	326,367
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,317,100	665,565	1,405	324,962	24,984	2,334,016

Joseph Elkhoury
Death/disability	$—	$—	$—	$1,317,236	$—	$1,317,236
Retirement	—	—	—	—	—	—
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	1,317,236	—	1,317,236
Termination upon a change of control	1,530,000	228,377	—	1,317,236	24,984	3,100,597

Ronald J. Foster
Death/disability	$—	$—	$—	$691,583	$—	$691,583
Retirement	—	—	—	691,583	—	691,583
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason(5)	838,500	67,488	—	300,191	32,229	1,238,408
Termination upon a change of control	942,500	67,488	—	691,583	24,984	1,726,555

Timothy A. Knox
Death/disability	$—	$—	$—	$420,265	$—	$420,265
Retirement	—	—	—	420,265	—	420,265
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason(5)	1,032,000	73,260	—	420,265	32,229	1,557,754
Termination upon a change of control	1,280,000	73,260	—	420,265	24,984	1,798,509

Peter J. Pintar
Death/disability	$—	$—	$—	$160,560	$—	$160,560
Retirement	—	—	—	160,560	—	160,560
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	160,560	—	160,560
Termination upon a change of control	1,184,768	482,694	—	160,560	24,984	1,853,006

(1)
With the exception of amounts shown for termination for no cause or good reason for Messrs. Knox and Foster, amounts shown are a multiple of base salary plus target annual cash bonus, as provided under the terms of the COC Agreements.

(2)
Includes earned annual cash incentive for the 2014 performance period and earned long-term cash incentive for the three-year performance period ended December 31, 2014, as applicable, and the target amounts of long-term cash incentives granted for the 2013 through 2015 and 2014 through 2016 performance periods.

(3)
The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Compensation Committee or CSI Compressco GP Board of Directors, as applicable. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of options is calculated by subtracting the exercise price of outstanding options from $6.68, the closing price of our common stock on December 31, 2014.

(4)
The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Compensation Committee or CSI Compressco Board of Directors, as applicable. Under the terms of our Restricted Stock Award Agreement dated June 16, 2014 with Mr. Elkhoury, the vesting of restricted shares will continue if Mr. Elkhoury is terminated by us without cause. The Board of Directors, at its sole discretion, may accelerate vesting of the restricted shares upon Mr. Elkhoury's termination by us without cause or termination as a result of death or disability. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of TETRA restricted stock is calculated by multiplying the number of accelerated shares by $6.68, the closing price of our common stock on December 31, 2014. The value of accelerated CSI Compressco unit awards is calculated by multiplying the number of accelerated units by $13.13, the closing price of CSI Compressco's units on December 31, 2014.

(5)
Pursuant to the terms of Employment Agreements with Messrs. Knox and Foster, amounts shown include payment of base salary and provision of health benefits through August 4, 2017 (the remaining initial terms of the agreements), payment of the earned portion of annual bonuses for the 2014 performance period, and acceleration of the unit awards granted on August 5, 2014.

Compensation Risk

The Compensation Committee of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2014, as well as the incentive compensation arrangements proposed for 2015 as described above, the Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our Cash Incentive Compensation Plan, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term Cash Incentive Compensation Plan, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the Compensation Committee. Further, annual and long-term cash awards are paid only after the Compensation Committee has reviewed our audited financial statements for the applicable performance period. Several of our operating units have maintained stand-alone incentive plans that apply to specific groups of employees with particular job responsibilities who are not participants in our Cash Incentive Compensation Plan. Performance measures applicable to these stand-alone plans include sales metrics, safety metrics, and customer retention and cost-savings quotas. Incentive payments earned during 2014 pursuant to the stand-alone plans were not material to our consolidated results.

Long-term equity incentive awards typically consist of stock options, restricted stock, and/or CSI Compressco phantom units that generally vest ratably over a three-year period, and/or CSI Compressco performance phantom units that vest at the end of a performance period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our common stock or the CSI Compressco units.

DIRECTOR COMPENSATION

During 2014, each Non-employee Director, other than Dr. Cunningham, received compensation of $4,167 per month plus $1,500 for each board meeting attended. Dr. Cunningham received $11,000 per month for serving as Chairman of the Board of Directors, and he received no additional compensation for attending meetings of the committees or the board. In addition, during 2014, Mr. Mitchell received a $750 travel stipend for his attendance at meetings of the Board of Directors held in Texas, and he also received payment of $15,750 in travel stipends for the period of 2010 through 2013 that had not previously been paid. Currently, Mr. Mitchell is the only Director who is eligible to receive a travel stipend. All Non-employee Directors, including Dr. Cunningham, are reimbursed for out-of-pocket expenses incurred in attending meetings of the board.

Non-employee Directors, other than Dr. Cunningham, who are members of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee are paid $1,500 for each meeting of those committees attended. In addition to the $1,500 for each meeting attended, the chairmen of the Management and Compensation Committee and Nominating and Corporate Governance Committee are paid $2,500 per calendar quarter, and the chairman of the Audit Committee is paid $3,750 per calendar quarter.

Directors who are also our officers or employees do not receive any compensation for duties performed as directors.

On January 14, 2014, in connection with their appointment as members of our Board of Directors, Messrs. Baldwin and Glick each received an award of 3,108 restricted shares with a grant date fair market value of $34,530, representing the prorated portion of the annual award granted to our Non-employee Directors in May of 2013 for their service from May 2013 through May of 2014. Such prorated awards vested 50% on January 20, 2014, and 50% on March 20, 2014. On May 20, 2014, each Non-employee Director as of that date, including Dr. Cunningham, received an award of 8,961 shares of restricted stock with an aggregate grant date fair market value of $100,005. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2014 and February 20, 2015. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded in conjunction with our Annual Meeting of Stockholders held in May of each year.

In 2008 our Board of Directors adopted stock ownership guidelines for directors and executive officers that are intended to align the interests of our directors and executive officers with the interests of our stockholders. In 2012, the stock ownership guidelines were amended to allow our directors’ and executive officers’ ownership of CSI Compressco units, along with ownership of our common stock, to count toward compliance with guideline requirements. Under the amended guidelines, our Non-employee Directors, including the Chairman of the Board of Directors, are required to hold shares of our common stock and CSI Compressco LP units with an aggregate value equal to five-times their annual cash retainer. Non-employee Directors have four years from the date of their election or appointment to be in compliance. As of December 31, 2014, each Non-employee Director who had reached his respective compliance deadline was in compliance with the stock ownership guidelines.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors during the fiscal year ended December 31, 2014.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
	($)	($)	($)	($)	($)
Mark E. Baldwin(3)	$79,417	$134,535	$—	$—	$213,952
Thomas R. Bates, Jr.	83,500	100,005	—	—	$183,505
Paul D. Coombs	75,000	100,005	—	—	175,005
Ralph S. Cunningham	132,000	100,005	—	—	232,005
Tom H. Delimitros(4)	36,973	—	—	—	36,973
John F. Glick(3)	77,917	134,535	—	—	212,452
Geoffrey M. Hertel(4)	21,973	—	—	—	21,973
Kenneth P. Mitchell(5)	106,750	100,005	—	—	206,755
William D. Sullivan	89,500	100,005	—	—	189,505
Kenneth E. White, Jr.	92,500	100,005	—	—	192,505

(1)
On January 14, 2014, Messrs. Baldwin and Glick each received an award of 3,108 shares of restricted stock with a FASB ASC Topic 718 value of $11.11 per share. Fifty percent of such shares vested on each of January 20 and March 20, 2014. On May 20, 2014, each Non-employee Director as of that date was awarded 8,961 shares of restricted stock with a FASB ASC Topic 718 value of $11.16 per share. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2014, and on February 20, 2015.

(2)	As of December 31, 2014, Mr. Hertel held an aggregate 182,000 outstanding options.

(3)	Fees earned or paid in cash for Messrs. Baldwin and Glick represents compensation earned for service as a director from January 14, 2014 through December 31, 2014.

(4)
Fees earned or paid in cash for Messrs. Delimitros and Hertel represents compensation earned for service as a director from January 1, 2014 through May 6, 2014, at which time each of them retired from service as a director. Messrs. Delimitros and Hertel did not receive equity awards during 2014.

(5)	For Mr. Mitchell, fees earned or paid in cash include $15,750 in travel stipends for the period of 2010 through 2013 that had not previously been paid.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2014, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of March 6, 2015 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class
BlackRock, Inc.	7,735,599	(1)	9.70%
55 East 52nd Street
New York, New York 10022

Daruma Capital Management, LLC	6,510,451	(2)	8.20%
80 West 40th Street, 9th Floor
New York, New York 10018

The Vanguard Group, Inc.	5,337,375	(3)	6.70%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class
Dimensional Fund Advisors LP	5,130,591	(4)	6.45%
Building One, 6300 Bee Cave Road
Austin, Texas 78746

T. Rowe Price Associates, Inc.	5,119,000	(5)	6.40%
100 E. Pratt Street
Baltimore, Maryland 21202

Clearbridge Investments, LLC	4,812,124	(6)	6.05%
620 8th Avenue
New York, New York 10018

Ameriprise Financial, Inc.	4,520,235	(7)	5.68%
145 Ameriprise Financial Center
Boston, Massachusetts 02110

RS Investment Management Co. LLC	4,239,489	(8)	5.33%
One Bush Street, Suite 900
San Francisco, California 94104

Mark E. Baldwin	9,828		*
Thomas R. Bates, Jr.	91,873		*
Stuart M. Brightman	789,538	(9)	1.00%
Paul D. Coombs	688,858		*
Ralph S. Cunningham	85,930		*
John F. Glick	10,828		*
Kenneth P. Mitchell	174,604		*
William D. Sullivan	104,930		*
Kenneth E. White, Jr.	80,930		*
Joseph Elkhoury	35,111		*
Timothy A. Knox	0		*
Ronald J. Foster	68,601	(10)	*
Elijio V. Serrano	240,956	(11)	*
Peter J. Pintar	294,853	(12)	*
Directors and executive officers as a group (19 persons)	3,213,876	(13)	4.04%

*	Less than 1%

(1)
Pursuant to a Schedule 13G/A dated January 12, 2015, BlackRock, Inc. has sole dispositive power with respect to 7,735,599 shares of our common stock and sole voting power with respect to 7,533,890 of such shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, but no one person's interest in our common stock is more than 5% of the total outstanding shares.

(2)
Pursuant to a Schedule 13G/A dated February 18, 2015, Daruma Capital Management, LLC and its Chief Executive Officer, Mariko O. Gordon, report shared voting power with respect to 2,975,767 shares of our common stock and shared dispositive power with respect to 6,510,451 shares of our common stock.

(3)
Pursuant to a Schedule 13G/A dated February 9, 2015, The Vanguard Group, Inc. has sole dispositive power with respect to 5,226,676 shares of our common stock, shared dispositive power with respect to 110,699 shares of our common stock and sole voting power with respect to 117,799shares of our common stock. The shares reported include shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 110,699 shares of our common stock, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 7,100 shares of our common stock.

(4)
Pursuant to a Schedule 13G dated February 5, 2015, Dimensional Fund Advisors LP has sole voting power with respect to 4,848,760 shares of our common stock and sole dispositive power with respect to 5,130,591 shares of our common stock. Dimensional Fund Advisors LP is a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts. Although Dimensional Fund Advisors LP possess voting and investment power over the reported share and is deemed to be the beneficial owner of such shares, it disclaims beneficial ownership of such shares.

(5)
Pursuant to a Schedule 13G/A dated February 7, 2015, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 5,119,000 shares of our common stock and sole voting power with respect to 1,395,910 of such shares. T. Rowe Price Associates is a registered investment advisor and a registered investment company and does not serve as custodian of shares of our common stock held by any of its clients; accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such shares of our common stock and not more than 5% of our outstanding shares of common stock is owned by any one client subject to the investment advice of T. Rowe Price Associates.

(6)
Pursuant to a Schedule 13 G dated February 17, 2015, Clearbridge Investments, LLC has sole dispositive power with respect to 4,812,124 shares of our common stock and sole voting power with respect to 4,723,334 shares of our common stock.

(7)
Pursuant to a Schedule 13G/A dated February 13, 2015, Ameriprise Financial, Inc., and its investment advisor subsidiary, Columbia Management Investment Advisors, LLC, report shared dispositive power with respect to 4,520,235 shares of our common stock and shared voting power with respect to 1,853,281 shares of our common stock. Although Ameriprise Financial and Columbia Management possesses voting and investment power over the reported shares and are deemed to be the beneficial owners of such shares, each of them disclaims beneficial ownership of such shares.

(8)
Pursuant to a Schedule 13G dated February 11, 2015, RS Investment Management Co. LLC has sole dispositive power with respect to 4,239,489 shares of our common stock and sole voting power with respect to 4,216,818 shares of our common stock.

(9)	Includes 474,497 shares subject to options exercisable within 60 days of the record date.

(10)	Includes 62,000 shares subject to options exercisable within 60 days of the record date.

(11)	Includes 89,207 shares subject to options exercisable within 60 days of the record date.

(12)	Includes 38,567 shares subject to options exercisable within 60 days of the record date.

(13)	Includes 984,488 shares subject to options exercisable within 60 days of the record date.

The following table sets forth certain information with respect to the beneficial ownership of CSI Compressco LP units as of March 6, 2015 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

	Amount and Nature of	Percentage
Name of Beneficial Owner	Beneficial Ownership	of Class
Mark E. Baldwin	0	*
Thomas R. Bates, Jr.	1,000	*
Stuart M. Brightman	24,700	*
Paul D. Coombs	11,833	*
Ralph S. Cunningham	7,500	*
John F. Glick	2,000	*
Kenneth P. Mitchell	14,100	*
William D. Sullivan	26,603	*
Kenneth E. White, Jr.	0	*
Joseph Elkhoury	2,000	*
Timothy A. Knox	7,500	*
Ronald J. Foster	31,463	*
Elijio V. Serrano	0	*
Peter J. Pintar	30,000	*
Directors and executive officers as a group (19 persons)	168,699	0.51%

*	Less than 1%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required and, with the exception of one late filing by Mr. Elkhoury, we believe that during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner.

PROPOSALS OF STOCKHOLDERS

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2016 Annual Meeting of Stockholders at our principal executive offices no later than November 21, 2015. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2015 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the board for the 2015 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 14, 2015. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

ADDITIONAL FINANCIAL INFORMATION

Stockholders may obtain additional financial information about us for the year ended December 31, 2014 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Stockholder Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

OTHER MATTERS

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 6, 2015 will be available for stockholder inspection at our office ten days prior to the meeting date of May 5, 2015.

By order of the Board of Directors,

Kimberly M. O'Brien
Corporate Secretary
March 24, 2015
The Woodlands, Texas

TETRA

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in proposal 1 and FOR Proposals 2 and 3.

Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Mark E. Baldwin	☐	☐	02 - Thomas R. Bates, Jr.	☐	☐	03 - Stuart M. Brightman	☐	☐
04 - Paul D. Coombs	☐	☐	05 - Ralph S. Cunningham	☐	☐	06 - John F. Glick	☐	☐
07 - William D. Sullivan	☐	☐	08 - Kenneth E. White, Jr.	☐	☐			

Proposal	For	Against	Abstain
2. To ratify and approve the appointment of Ernst & Young LLP as TETRA's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the named executive officers of TETRA Technologies, Inc.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X 2 3 1 6 1 9 2

020MAB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TETRA

Proxy — TETRA Technologies, Inc.

The Annual Meeting of Stockholders of TETRA Technologies, Inc. will be held on Tuesday, May 5, 2015, at 11:00 A.M. local time at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas.

The undersigned stockholder hereby constitutes and appoints Stuart M. Brightman, Bass C. Wallace, Jr. and Kimberly M. O'Brien and each or any of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the "Company"), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas, on Tuesday, May 5, 2015 at 11:00 a.m. local time and any adjournment(s) thereof, with all the powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 and 3. All prior proxies are hereby revoked.

In accordance with the terms of the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), the undersigned hereby directs T. Rowe Price, the 401(k) Plan trustee, to vote in person or by proxy at the Annual Meeting of Stockholders of the Company and any adjournment(s) thereof, in accordance with the instructions provided on the reverse side of this card, the shares of common stock allocated to the account as of the record date. If no instructions are provided or if this card is not received prior to May 1, 2015, the shares will be voted by the trustee as directed by the Company's 401(k) Plan administrator.

This proxy is solicited on behalf of the Board of Directors of TETRA Technologies, Inc. for the Annual Meeting of Stockholders May 5, 2015